UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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AEP Industries Inc.

(Name of registrant as specified in its charter)

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LETTER TO OUR STOCKHOLDERS

February 24, 2011

To our Stockholders:

We cordially invite you to attend our 2011 annual meeting of stockholders, which will be held on Tuesday, April 12, 2011, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

At the annual meeting, stockholders will be asked to elect the two Class A Directors named in the accompanying proxy statement, to ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011, to approve (on an advisory basis) the compensation of our named executive officers, and to approve (on an advisory basis) whether an advisory vote on named executive officer compensation should occur once every one, two, or three years. We urge you to carefully review the proxy materials and to vote FOR each director nominee, FOR the ratification of KPMG’s appointment, FOR the approval of the compensation of our named executive officers, and FOR an advisory vote on named executive officer compensation once every three years.

To our beneficial owners, please note that brokers and certain banks and nominees will be unable to vote on your behalf with respect to all proposals (except the ratification of KPMG’s appointment) if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each of the proposals set forth in the accompanying proxy statement. Please refer to the accompanying notice and proxy statement for additional information regarding the proposals.

Whether or not you plan to attend the annual meeting, we urge you to vote promptly to save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

Thank you for your continued support of AEP.

Sincerely,

J. Brendan Barba

Chairman of the Board

President and Chief Executive Officer

Corporate Headquarters

125 Phillips Avenue

South Hackensack, NJ 07606

(201) 641-6600

AEP INDUSTRIES INC.

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Our 2011 annual meeting of stockholders will be held on Tuesday, April 12, 2011 at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey to conduct the following items of business:

•	To elect two Class A Directors named in the accompanying Proxy Statement to serve for a three-year term or until their respective successors have been elected and qualified.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To approve (on an advisory basis) whether an advisory vote on named executive officer compensation should occur once every one, two, or three years.

•	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only stockholders of our common stock at the close of business on February 14, 2011, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the annual meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 125 Phillips Avenue, South Hackensack, NJ 07606. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the annual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

James B. Rafferty
Vice President, Treasurer and Secretary

South Hackensack, New Jersey

February 24, 2011

AEP INDUSTRIES INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

APRIL 12, 2011

ABOUT THE ANNUAL MEETING

Throughout this proxy statement, “fiscal” refers to the fiscal year ended October 31.

Who is soliciting my vote?

The Board of Directors (the “Board”) of AEP Industries Inc. (the “Company”) is soliciting your proxy, as a holder of our common stock, for use at our 2011 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2011 annual meeting of stockholders will be held on Tuesday, April 12, 2011, at 10:00 a.m., local time, at the Holiday Inn, 283 Route 17 South, Hasbrouck Heights, New Jersey.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record of our common stock on or about February 24, 2011.

What is the purpose of the annual meeting?

At the annual meeting, you will be voting on:

•	The election of two Class A Directors named in this proxy statement to serve for a three-year term or until their respective successors have been elected and qualified.

•	The ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal 2011.

•	The approval (on an advisory basis) of the compensation of our named executive officers.

•	The approval (on an advisory basis) whether an advisory vote on named executive officer compensation should occur once every one, two, or three years.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement, FOR the ratification of KPMG’s appointment, FOR the approval of the compensation of our named executive officers, and FOR an advisory vote on named executive officer compensation once every three years. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

In addition, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of KPMG will be present at the annual meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on February 14, 2011, the record date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. As of February 14, 2011, we had 6,137,696 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.    If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.    Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.    If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.    If you hold your common shares through a bank, broker or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares. However, participants in the 401(k) Savings and Employee Stock Ownership Plan are not able to vote the shares allocated to their account in person at the annual meeting.

Can I vote my shares without attending the annual meeting?

By Mail.    You may vote by completing, signing and returning the enclosed proxy card or voting instruction card. If you are a stockholder of record and the postage-paid envelope is missing, please mail your completed proxy card to AEP Industries Inc., c/o James B. Rafferty, Vice President, Treasurer & Secretary, 125 Phillips Avenue, South Hackensack, NJ 07606.

Participants in the 401(k) Savings and Employee Stock Ownership Plan.    Your proxy card will serve to instruct the trustee of the 401(k) Savings and Employee Stock Ownership Plan on how to vote your shares. If you do not provide instructions on how to vote your shares, those shares will not be voted. To allow sufficient time for the trustee to vote your shares, your proxy card must be received by April 7, 2011.

Other.    If you are a beneficial owner or you receive your annual meeting materials by e-mail, you may have the option to vote your shares via the internet or telephone.

Can I change my vote?

Stockholders of Record.    You may change your vote at any time before the proxy is exercised by voting in person at the annual meeting or by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you file the proper documentation.

Beneficial Owners.    If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised. For participants in the 401(k) Savings and Employee Stock Ownership Plan , if you would like to revoke or change your voting instructions, you must do so by April 7, 2011.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, brokers, other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

Telephone: 800-937-5449

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.    If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board on such matters.

Beneficial Owners.    If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, which includes the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2011 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares entitled to vote as of February 14, 2011 must be present in person or by proxy at the meeting. This is known as a quorum. Abstentions and broker non-votes will be considered as present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal No. 1—Election of Directors.    The two nominees receiving the highest number of “for” votes at the meeting will be elected as Class A Directors. This number is called a plurality. Withheld votes and broker non-votes will have no effect on the outcome of the vote.

Proposal No. 2—Ratification of Appointment of KPMG.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for ratification of the appointment of KPMG as our independent public registered accounting firm for fiscal 2011. Abstentions will have the same effect as a vote against the matter.

Proposal No. 3—Advisory Approval of the Compensation of Our Named Executive Officers.    The affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy, is required for the approval of the compensation of our named executive officers. Abstentions will have the same effect as a vote against the matter. Broker non-votes will have no effect on the outcome of the vote.

Proposal No. 4—Advisory Approval as to the Frequency of Having an Advisory Vote on the Compensation of Our Named Executive Officers.    The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the stockholders’ recommendation of the frequency for the advisory vote on named executive officer compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Although the advisory votes in Proposal Nos. 2, 3 and 4 are not binding on the Company, the Board and/or respective Committee will take your vote into consideration in determining future activities.

Other Matters.    If any other matter is properly submitted to the stockholders at the annual meeting, its adoption generally will require the affirmative vote of holders of a majority of shares entitled to vote and present at the meeting, in person or by proxy. The Board does not propose to conduct any business at the annual meeting other than as stated above.

Who will count the votes and where can I find the voting results?

American Stock Transfer & Trust Company will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

PROPOSAL NO. 1—

ELECTION OF DIRECTORS

The Board currently consists of nine members serving three-year staggered terms. Paul Gelbard was not re-nominated in accordance with the age limitations set forth in the Corporate Governance Guidelines and the Board has reduced the size of the Board to eight members effective as of the annual meeting. Two directors are to be elected at the annual meeting to hold office until the 2014 annual meeting of stockholders (Class A directors). Each director will serve until a successor is elected and qualified or until such director’s earlier resignation, retirement or death. The Board has re-nominated two of the current Class A directors, Kenneth Avia and Lawrence R. Noll, for new three-year terms. As discussed below, the Board has affirmatively concluded that Mr. Avia is independent under the applicable rules of the NASDAQ Global Select Market (“Nasdaq”). The remaining directors are Class B directors (term expires in 2012) or Class C directors (term expires in 2013).

Each of the nominees has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the Class A director nominees:

The director and director nominees of the Company are as follows:

Name	Age	Title	Class—Term Ending
Kenneth Avia	68	Director	Class A—2011
J. Brendan Barba	70	Chairman, President and Chief Executive Officer	Class C—2013
Robert T. Bell	67	Director	Class B—2012
Richard E. Davis	68	Director	Class C—2013
Paul M. Feeney	68	Executive Vice President, Finance, Chief Financial Officer and Director	Class B—2012
Frank P. Gallagher	67	Director	Class B—2012
Lawrence R. Noll	62	Vice President, Tax and Administration and Director	Class A—2011
Lee C. Stewart	62	Director	Class C—2013

Director Background and Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (a) the highest ethical character, integrity and shared values with the Company, (b) loyalty to the Company and concern for its success and welfare, (c) sound business judgment, and (d) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

•

Senior Leadership Experience.    Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

•

Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the CEO and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

•

Business Development and Mergers and Acquisitions Experience.    Directors who have a background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•

Financial and Accounting Expertise.    Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities. The Company also strives to have a number of directors who qualify as financial experts under SEC rules.

•

Industry and Technical Expertise.    We are a manufacturing company of plastic packaging films. Education or experience in manufacturing is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing operations, and the market segments in which we compete.

•

Brand Marketing Expertise.    We serve the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agriculture and textile industries. Directors who have brand marketing experience and/or knowledge of the foregoing industries can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation in these industries.

•	Global Expertise. Our customer base is global and therefore directors with global expertise can provide a useful business and cultural perspective regarding aspects of our business.

Kenneth Avia has served as a director of the Company since 1980. Mr. Avia has been the Managing Principal of Avia Consulting Group LLC since 2002. From 1993 to 2002, he served as the Executive Vice President of First Data Merchant Services, a global payment services firm. From 1984, to 1993, Mr. Avia was the Divisional Vice President of Automatic Data Processing, Inc., a global independent computing services firm.

Mr. Avia has a broad background in strategic and operational planning, and he possesses extensive senior leadership and global expertise, based on his employment at multinational companies and his recent consulting work. He also has significant knowledge of the Company based on his 30 years of service as a director of the Company.

J. Brendan Barba has served as President, Chief Executive Officer and a director of the Company since he co-founded the Company in 1970 and has been Chairman of the Board since 1985.

Mr. Barba has led the Company as its principal executive officer and a director for over 40 years and as Chairman for over 25 years. Mr. Barba has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, global expansion and curtailment, acquisitions and dispositions, and other key operational initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy and competition, and he facilitates the Board’s ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong technical, marketing, strategic, and operational expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Robert T. Bell has served as a director of the Company since 2006. Mr. Bell has been the Member/Manager of Foundation Consultants LLC since 2002, the Executive Director of the Charles B. Wang Foundation since 1988 and the Executive Director of the Charles B. Wang International Foundation (f/k/a Sagamore Hill Supporting Organization) since 1999. From 1965 to 1998, he worked as a Certified Public Accountant for Mendelsohn, Kary, Bell & Natoli, LLP, including as a Partner (1973 – 1998) and as Managing Partner (1986 – 1996). Mr. Bell has been a member of the Board of Directors of a number of public charities and private entities throughout his career, including currently with The Smile Train Inc. (public charity; serves on the Audit Committee), the Memorial Day Nursery of Paterson, Inc. (private entity; serves on the Finance Committee), the Plainview Chinese Cultural Center, Inc. (private entity; serves on the Finance Committee), the Charles B. Wang Foundation (private entity), the Charles B. Wang International Foundation (private entity), and the New York Islanders Children’s Foundation (public charity).

Mr. Bell’s long tenure as a certified public accountant, as well as his civic leadership roles, has provided him with significant experience and expertise on accounting and financial reporting matters, including for public companies. Based on the foregoing, the Board has determined that Mr. Bell is a financial expert in accordance with SEC rules. As the executive director of significant foundations, he also has broad-based senior leadership, global and finance expertise.

Richard E. Davis has served as a director of the Company since 2004. Mr. Davis has been the Vice President—Finance and Chief Financial Officer of Glatt Air Techniques, Inc., a supplier of solids processing technology to pharmaceutical and manufacturing organizations, since 1988. From 1985 to 1988, he was Vice President, Finance and Chief Financial Officer of The GMI Group, a conglomerate with computer graphics, advertising, audio/visual presentations, music and book publishing operations.

Mr. Davis has a broad background in accounting and financial reporting, and he possesses extensive senior leadership and global expertise, based on his service as the principal financial officer at multinational companies, as an auditor for three years and as a teacher of accounting courses at the college and graduate school level. Based on the foregoing, the Board has determined that Mr. Davis is a financial expert in accordance with SEC rules. Mr. Davis also has extensive knowledge of the manufacturing and pharmaceutical industries, two key industries served by the Company, based on his employment with Glatt Air Techniques.

Paul M. Feeney has served as Executive Vice President, Finance, Chief Financial Officer and a director of the Company since 1988. From 1980 to 1988, he served as Vice President and Treasurer of Witco Corporation, a chemical products corporation.

Mr. Feeney has led the Company as its principal financial officer and a director for over 22 years. Mr. Feeney has a unique perspective and understanding of the Company’s business, culture and history, having led the Company through many economic cycles, global expansion and curtailment, acquisitions and dispositions, and other key operational initiatives. His day-to-day leadership of the Company gives him critical insights into the Company’s financial performance, operations and strategy, and he facilitates the Board’s ability to perform its oversight function. Throughout his career at the Company, he has demonstrated strong financial reporting, finance, accounting, strategic, and operational expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Frank P. Gallagher has served as a director of the Company since 2005. From 1996 to 2003, Mr. Gallagher was a director of Coach USA, a transportation company, and also served as its Chairman of the Board (1999—2003), its Chief Executive Officer (2000 – 2001), and its Executive Vice President and Chief Operating Officer (1998—1999). Mr. Gallagher served as a director of Stagecoach Holding PLC, a transportation company from Perth, Scotland, from 2000 to 2001. From 1985 to 1998, he was the President of Community Coach, a transportation company. Mr. Gallagher is currently a director of ABC Company, a private entity.

Mr. Gallagher has a broad background in strategic and operational planning, and he possesses extensive senior leadership and Board leadership expertise, based on his prior employment and Board positions. Mr. Gallagher also has extensive knowledge of the transportation industry, a key industry served by the Company and a critical component of the Company’s operations.

Lawrence R. Noll has served as a director of the Company since 2005, and also served as a director of the Company from 1993 to 2004. Mr. Noll has been employed by the Company in various positions since 1980, including currently as Vice President, Tax and Administration since 2007. Previously, he served as Vice President, Controller and Secretary (2005—2007), Vice President and Controller (1996—2005), Secretary (1993—1998), Vice President, Finance (1993—1996), and Controller (1980 – 1993).

Mr. Noll has been part of the Company’s executive and Board leadership team for over 30 years. Mr. Noll also has a unique perspective and understanding of the Company’s business, culture and history. Throughout his career at the Company, he has demonstrated strong financial reporting, accounting, and tax expertise and he possesses in-depth knowledge of the plastic packaging films industry on a global basis.

Lee C. Stewart has served as a director of the Company since 1996. Mr. Stewart has been an independent financial consultant since March 2001. He served as Executive Vice President and Chief Financial Officer of Foamex International, Inc., a manufacturer of polyurethane products, from March to May 2001. From 1996 to 2001, he was Vice President of Union Carbide Corporation, a manufacturer of petrochemicals, where he was responsible for various Treasury and Finance functions. Prior to such time, Mr. Stewart was an investment banker for over 25 years, most recently with Bear Stearns & Co., Inc. for over 10 years. Cumulatively, Mr. Stewart has over 37 years of experience as a director of public companies, including three other companies currently served. Since 2002, he has been a director of P.H. Glatfelter Company, a NYSE-listed company that is a global manufacturer of specialty papers and engineering products. He currently serves on the Compensation and Finance Committees and as Chair of the Nominating and Corporate Governance Committee leads the executive sessions of independent directors. Since 2000, he has been a director of Marsulex, Inc., a Toronto Stock Exchange-listed company, which provides outsourced environmental compliance services. He currently serves on the Audit Committee and is Chair of the Human Resources and Compensation Committee. Since 2005, he has been a director of ITC Holdings Corp., a NYSE-listed company that is an electrical transmission company. He currently is the Lead Director of the Board, serves on the Audit and Finance Committee and is Chair of the Compensation Committee.

Mr. Stewart has extensive knowledge of finance, capital raising and mergers and acquisitions based on his experience as a treasury officer, an investment banker and a financial consultant. Mr. Stewart also has significant public company Board experience, from which he has expertise in finance, financial reporting, accounting, corporate governance, compensation, risk management, manufacturing and global matters. Based on the foregoing, the Board has determined that Mr. Stewart is a financial expert in accordance with SEC rules. In addition, Mr. Stewart has extensive knowledge of the key industries served by the Company based on his employment and Board experience. He also has significant knowledge of the Company based on his 14 years of service as a director of the Company.

Director Independence

The Board believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Pursuant to such authority, the Board has adopted additional categorical standards regarding relationships that the Board does not consider material for purposes of determining a director’s independence, as set forth in the Company’s Corporate Governance Guidelines, which are available on the Investor Relations section of our website at www.aepinc.com. In making these determinations, the Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Avia, Bell, Davis, Gallagher, Gelbard, and Stewart are independent directors under the applicable rules of Nasdaq. Messrs. Barba, Feeney and Noll are employed by us and therefore are not independent directors.

Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the Nasdaq rules. In addition, the Board has affirmatively determined that the members of the Audit Committee qualify as independent under the audit committee independence rules established by the SEC.

BOARD MATTERS

The Board of Directors

General

The Board currently consists of nine directors. In February 2010, the Board determined to increase the size of the Board from nine directors to 10 directors and appointed Daniel D. Khoshaba to fill the newly created seat as a Class A director. Following Mr. Khoshaba’s resignation in August 2010, the Board decreased the size of the Board to nine directors. See “Security Ownership of Certain Beneficial Owners and Management—Agreements with KSA Capital Management LLC” for additional information. Paul Gelbard was not re-nominated in accordance with the age limitations set forth in the Corporate Governance Guidelines and the Board has reduced the size of the Board to eight members effective as of the annual meeting.

The Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. The Board is significantly involved in, among other things, our strategic planning process, leadership development and succession planning, as well as other functions carried out through the Board committees as described below.

Board Leadership

Our Board is led by J. Brendan Barba, the Company’s Chairman, President and Chief Executive Officer. The Board believes this structure permits a clear, unified strategic vision for the Company that ensures alignment between the Board and management, provides clear leadership for the Company and helps ensure accountability for the Company’s performance. The Board does not utilize a lead independent director.

Although the Board recognizes the increasing utilization of Non-Executive Chairmen and lead independent directors in many public companies, the Board believes its current leadership structure is most appropriate for the Company and best serves the stockholders of the Company at the current time, as it has since Mr. Barba became Chairman in 1985. There is no “one size fits all” approach to ensuring independent leadership. The Board believes that its independent directors, who represent two-thirds of the Board, are deeply engaged and provide significant independent leadership and direction given their executive and Board experience noted above. See “Proposal No. 1-Election of Directors—Director Background and Qualifications.” The independent directors are the sole members of the Board committees, which oversee critical matters of the Company such as the integrity of the Company’s financial statements, the compensation of executive management, the nomination, selection and evaluation of directors, and the development and implementation of the Company’s corporate governance policies. The independent directors also meet regularly in executive session at Board and committee meetings and have access to independent advisors as they deem appropriate. Management supports this oversight role through its tone-at-the-top and open communication.

Risk Management

The Board oversees the Company’s risk management. This oversight is administered primarily through the following:

•	the Board’s review and approval of management’s annual business plan and five-year strategic and liquidity plans;

•	at least quarterly review by the Board of business developments, strategic plans and implementation, liquidity and financial results;

•	the Board’s oversight of succession planning;

•	the Board’s oversight of capital spending and financings;

•

the Audit Committee’s oversight of the Company’s accounting and financial reporting processes, including internal control over financial reporting and legal and regulatory compliance, the code of conduct and related person transactions;

•	the Nominating and Corporate Governance’s leadership in the oversight of governance policies and the self-evaluation assessments of the Board and committees; and

•

the Compensation Committee’s review and approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well its review of compensation plans generally and the related incentives, risks and risk mitigants.

The Board does not believe its role in risk oversight has had an impact on the Board’s leadership structure.

Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The independent directors hold regularly scheduled executive sessions to meet without management present, with rotating directors leading such sessions. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings, including the annual meeting of stockholders. The Board met seven times during fiscal 2010. In fiscal 2010, each director attended more than 75% of the aggregate of all meetings of the Board and the committees of which he was a member. Further, all directors attended the 2010 annual meeting of stockholders.

Committees of the Board

The Board has delegated various responsibilities and authority to Board committees. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by the Board, which is reviewed annually by the respective committee and the Board. Each committee’s charter is posted on the Investor Relations section of our website at www.aepinc.com. The table below sets forth the current membership for the three Board committees and the number of meetings held for each in fiscal 2010.

Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth Avia	X	X
J. Brendan Barba
Robert T. Bell(1)	Chair		X
Richard E. Davis	X		X
Paul M. Feeney
Frank P. Gallagher		X	Chair
Paul E. Gelbard(1)
Lawrence R. Noll
Lee C. Stewart	X	Chair
Meetings	5	4	1

(1)	Effective January 12, 2010, Mr. Bell was appointed to the Nominating and Corporate Governance Committee in lieu of Mr. Gelbard.

Audit Committee

The Audit Committee’s responsibilities include:

•	providing general oversight of our financial reporting and internal control functions;

•	monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control; and

•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG.

The Committee may form and delegate authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in “Audit Committee Report” and “Audit Committee Matters,” as well as in its charter.

The Board has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board has further determined that Messrs. Bell, Davis and Stewart qualify as “audit committee financial experts” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liability that are greater than those which are generally imposed on each of them as a member of the Committee and the Board, and such designation does not affect the duties, obligations or liability of any other member of the Committee or the Board.

Compensation Committee

The Compensation Committee’s responsibilities include:

•

administering the compensation programs for the Company’s executive officers and non-employee directors, including monitoring compensation trends, establishing the goals and policies of the compensation programs, and approving the compensation structure and amounts that may be earned thereunder;

•	recommending or approving equity grants and otherwise administering share-based plans, as well as other benefit plans and policies, to the extent delegated by the Board;

•	reviewing the Company’s compensation policies and practices for all employees, at least annually, regarding risk-taking incentives and risk management policies and practices; and

•	reviewing certain compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described further in “Compensation Discussion and Analysis,” as well as in its charter.

The Board has determined that the current members of the Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Role of Management.    Similar to prior years, in fiscal 2010 the Committee received significant input from Messrs. Barba and Feeney with respect to the design and implementation of the Company’s compensation program for its executive officers. See “Compensation Discussion and Analysis” for further information.

Independence of Compensation Consultant.    The Committee has the sole authority to engage outside advisors and establish the terms of such engagement, including compensatory fees. As further specified below, the Committee has engaged Mercer Human Resource Consulting (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant for both its executive officer and non-employee director compensation programs. In connection with such engagements, the Committee determined to engage Mercer and approved the terms of such engagement independently from the Company’s management. The Committee works with management to determine Mercer’s responsibilities and direct its work product, although the Committee is responsible for the formal approval of the work plan. Mercer’s fees for executive and director compensation consulting to the Committee in fiscal 2010 were $2,000.

During fiscal 2010, the Company retained Mercer and certain MMC affiliates to provide other services unrelated to executive and director compensation, which generally consisted of human resource consulting, including providing advice regarding the Company’s benefits programs in the area of plan design, compliance, administration and funding, and insurance brokerage services. The aggregate fees paid for these other services in fiscal 2010 were $4,532,249. While neither the Committee nor the Board has historically approved such other services, because of the policies and procedures Mercer and the Committee have in place, the Committee believes that the advice it receives from the individual executive compensation consultants is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company. These policies and procedures include:

•	the Committee’s consultants receive no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the Committee’s consultants are not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the Committee’s consultants from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering their advice and recommendations;

•	the Committee has the sole authority to retain and terminate the executive compensation consultant;

•	the Committee’s consultants have direct access to the Committee without management intervention and may participate in executive sessions with the Committee; and

•	the Committee evaluates the quality and objectivity of the services provided by the consultants each year and determines whether to continue to retain the consultants.

Role of Compensation Consultant.    The Committee engaged Mercer in fiscal 2009 to perform a comprehensive executive compensation review with respect to the fiscal 2010 executive compensation program, given that it had been approximately three years since the last review and that the integration of acquired assets of Atlantis Plastics, Inc. had largely been completed. However, the Committee did not utilize the most recent data to benchmark compensation for named executive officers in fiscal 2010. Instead, in fiscal 2010, the Committee continued to benchmark target annual compensation for named executive officers in accordance with the market data provided by Mercer in fiscal 2006. See “Compensation Discussion and Analysis” for further information. In Mercer’s most recent review, the Committee obtained the following market data regarding its five named executive officers in fiscal 2009 (who are also the named executive officers in fiscal 2010) and one additional executive officer: (1) a market compensation assessment utilizing proxy peer group and survey data; (2) a pay-for-performance assessment based on proxy peer group data; and (3) an analysis of the Company’s run rate and dilution levels compared to its proxy peer group. Mercer also provided a general overview of executive compensation trends. The proxy peer group consisted of 12 public companies with manufacturing operations and net revenues of approximately one-half to two times the net revenues of the Company, and the data was generally from 2007 and 2008 proxy statements. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s executive compensation program approximately every three years or as otherwise appropriate.

With respect to non-employee director compensation, the Committee determined that it would not materially change the compensation program for fiscal 2010 in light of the uncertain and difficult economic and business environment, and that it was unnecessary to obtain a revised compensation study for fiscal 2010.

Therefore, the Committee concluded not to utilize Mercer in fiscal 2010 regarding the non-employee director compensation program. The Committee intends to retain a compensation consultant to perform a comprehensive review of the Company’s non-employee director compensation program approximately every three years or as otherwise appropriate. The Committee last utilized Mercer in fiscal 2008 to perform a comprehensive review of such program, focusing on three areas: (A) annual retainers; (B) meeting fees; and (C) share-based compensation. The Compensation Committee determined that no change was appropriate at such time.

Nominating and Corporate Governance Committee

Effective January 2010, the Board restructured the Nominating Committee as the Nominating and Corporate Governance Committee to ensure a continued focus on corporate governance policies and procedures, as well as to allow the full Board to spend additional time on strategic matters. See “—Corporate Governance” below for additional information on the key structural and policy changes in fiscal 2010 and 2011 relating to corporate governance matters.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board members and recommending director nominees to the Board;

•	reviewing the composition, organization, function and performance of the Board and its Committees; and

•	exercising general oversight over corporate governance policy matters of the Company, including developing, recommending and monitoring the Corporate Governance Guidelines.

The Committee may form and delegate its authority to subcommittees as appropriate. The responsibilities and activities of the Committee are described in greater detail in its charter.

The Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. See “Proposal No. 1-Election of Directors—Director Background and Qualifications.” The Committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes members with diverse backgrounds, qualifications, skills and experience relevant to the Company’s business.

Generally, the Committee will re-nominate incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board. If a vacancy on the Board occurs or the Board increases in size, the Committee will actively seek individuals that satisfy the Committee’s criteria for membership on the Board and the Committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In fiscal 2010, the Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our By-Laws and applicable law. See “Additional Information—Requirements for Submission of Stockholder Proposals and Nominations for 2012 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2011 annual meeting of stockholders.

Corporate Governance

The Board, as well as management, is committed to responsible corporate governance to ensure that we are managed for the benefit of our stockholders. To that end, the Board and management periodically review and update, as appropriate, our corporate governance policies and practices, and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act, Dodd-Frank, other SEC rules and regulations and the listing standards of Nasdaq.

A copy of the Board’s committee charters, the Code of Conduct and the Corporate Governance Guidelines will be sent to any stockholder, without charge, upon written request to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606.

Key Structural and Policy Changes in Fiscal 2010

Formation of Nominating and Corporate Governance Committee.    As noted previously, effective January 2010, the Board restructured the Nominating Committee as the Nominating and Corporate Governance Committee to ensure a continued focus on corporate governance policies and procedures, as well as to allow the full Board to spend additional time on strategic matters.

Corporate Governance Guidelines.    In January 2010, the Board adopted the Corporate Governance Guidelines, which are described further below.

Amendment to By-Laws.    In November 2009, the Board approved amendments to the Company’s By-Laws to, among other things, clarify the timing of, and specify additional information required in connection with, the nomination of directors and the proposal of other business by stockholders. Such revisions were the result of case law in the state of Delaware, where the Company is incorporated. In particular, the Board believes that the additional information regarding the record stockholder, beneficial owner and nominee, if any, will allow the Board and the stockholders to make a more informed voting decision on such stockholder nominations and proposals.

Corporate Governance Guidelines

The Corporate Governance Guidelines address, among other things, director responsibilities, qualifications (including independence) and compensation, CEO succession and related matters. The Corporate Governance Guidelines included newly adopted or revised policies and practices of the Board for fiscal 2010, including:

Board composition and structure

•	An expanded list of Board membership criteria for consideration by the Nominating and Corporate Governance Committee.

•	Categorical standards to assist the Board in making its subjective director independence determinations.

•

A policy that directors appointed as a result of a vacancy will be subject to stockholder election at the next annual meeting of stockholders regarding such person’s service until the end of the appointed term.

•

A policy that a director must submit his or her resignation if such director’s principal occupation or business substantially changes or if a director’s circumstances changes in a manner that results in a significant negative impact to his or her director qualifications; such resignation will be evaluated based on whether the individual continues to otherwise satisfy the Board’s membership criteria.

•	A policy that a director should not stand for re-election after age 75, subject to exceptions determined by the Board.

•

A policy that limits directors from serving on more than five other public company boards (or more than two other boards if such director is an active CEO), subject to exceptions determined by the Board.

•	A policy that requires a director to provide advanced notice prior to accepting an invitation to serve on another public company board.

Board meetings

•	To assist with evaluating management’s succession planning, a policy that encourages senior management and certain other employees to make presentations to the Board.

Director compensation

•

Stock ownership guidelines adopted for directors; requires the ownership of 2,000 shares of common stock, with a grace period of five years to be in compliance. The guidelines are available on the Investor Relations section of our website at www.aepinc.com.

Code of Conduct

The Board has adopted a Code of Conduct, which sets out the basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct can be found in the Investor Relations section of our website at www.aepinc.com. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website in the Investor Relations section.

Committee Charters

See “—Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees.

Director Compensation

Non-employee directors of the Board receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

Stock Ownership Guidelines

In January 2010, the Board adopted stock ownership guidelines for the directors of the Company to increase the alignment of stockholders and directors. The guidelines are available on the Investor Relations section of the Company’s website at www.aepinc.com. Each director must own a minimum of 2,000 shares of common stock. The ownership level must be initially achieved by the later of December 31, 2014 or five years after the director first becomes subject to the guidelines, and for all periods thereafter as long as such director remains subject to the guidelines. The guidelines also establish how indirect and/or derivative securities will be taken into account in determining the satisfaction of the guidelines, and the ramifications of non-compliance by the applicable date. The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or prevent such director from complying with a court order, such as a divorce settlement.

Fiscal 2010 Compensation

The following table sets forth the compensation program for non-employee directors in fiscal 2010.

Annual retainer:
Audit Committee members	$43,000
Other directors	35,000
Compensation Committee chair (additional amount)	5,000
Attendance fees per meeting:
Board	$1,500
Committee	1,200
Annual grant of nonqualified stock options (in shares)	2,000

The stock options vest in five equal installments on the first through fifth anniversaries of the grant date, provided the director continues to serve in such capacity on such respective dates. The stock options are generally issued on the date of the annual stockholders meeting, which historically has occurred in April.

The Company does not provide any perquisites to directors.

The table below sets forth the compensation of each non-employee director in fiscal 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Kenneth Avia	54,117	32,158	86,275
Robert T. Bell	53,217	32,158	85,375
Richard E. Davis	54,417	32,158	86,575
Frank P. Gallagher	44,683	32,158	76,841
Paul E. Gelbard	42,283	32,158	74,441
Daniel D. Khoshaba(1)	23,726	32,158	55,884
Lee C. Stewart	60,041	32,158	92,199

Total	332,484	225,106	557,590

(1)	Mr. Khoshaba was appointed to the Board on February 11, 2010. Mr. Khoshaba resigned on August 9, 2010 and his outstanding stock options were cancelled.

(2)	Reflects stock options granted under the 2005 Stock Option Plan. The amounts reported represent the grant date fair value of the stock option grants. Valuation assumptions used in determining the grant date fair value are included in Note 10 of the Company’s audited financial statements in the Form 10-K for fiscal 2010. The grant date fair value of each stock option granted on April 13, 2010 was $16.08.

As of October 31, 2010, each non-employee director had the following number of stock options outstanding: Kenneth Avia, 15,000; Robert T. Bell, 8,000; Richard E. Davis, 12,000; Frank P. Gallagher 11,000; Paul E. Gelbard, 15,000; and Lee C. Stewart, 18,000.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the independent directors or with the entire Board should direct the communication to Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606. If a stockholder does not wish to have our corporate secretary screen the communication, the stockholder should indicate that the material sent by the stockholder be delivered unopened to the person or persons to whom it is addressed.

To submit concerns regarding accounting, internal accounting controls or auditing matters, stockholders and other interested persons may also call the Company’s toll free, confidential hotline (1-800-750-4972). Employees may submit such concerns on a confidential and anonymous basis.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, composed entirely of independent directors, administers the executive compensation program of the Company, including reviewing annually all compensation decisions relating to the Company’s executive officers, including the chief executive officer, the chief financial officer and the other executive officers named in the “Summary Compensation Table” (the “named executive officers”). This section of the proxy statement explains how the Company’s compensation programs are designed and operate in practice with respect to the named executive officers.

Target annual compensation (or “TAC”) referred to below consists of base salary, a target bonus, target performance unit grants and a company car allowance.

Executive Summary

Overview of Compensation Program

The following is a summary of key aspects of our fiscal 2010 executive compensation program:

•

Straightforward compensation program.    The primary compensation elements of our program are base salary, an annual incentive cash bonus (in accordance with the Management Incentive Plan, or “MIP”), performance units, and a car allowance.

•	Limited perquisites. The Company provides executives with very limited perquisites not generally available to all employees.

•

No defined benefit or nonqualified deferred compensation plans.    The Company does not maintain any defined benefit pension plans or supplemental executive retirement plans, and the Company also does not offer any nonqualified deferred compensation plans to its named executive officers.

•

Focus on Company and management performance as a whole.    The review of target annual compensation and the establishment of performance metrics generally are focused on the Company and management team as a collective unit, to foster teamwork and maximize the Company’s performance.

•

Consistent 3% increases in target annual compensation.    In each fiscal year since fiscal 2007, target annual compensation for named executive officers has generally increased 3% per year, which has been commensurate with the overall average annual wage increase of 3% provided to the Company’s salaried and non-bargaining employees.

•

Emphasis on pay-for-performance.    Approximately 37% to 66% of target annual compensation in fiscal 2010 for the named executive officers was performance-based, with an increasing proportion of at-risk pay as an employee’s level of responsibility increases. The percentage for each named executive officer has been generally consistent since fiscal 2006.

•

Emphasis on long-term alignment with stockholders.    Approximately 6% to 39% of target annual compensation for the named executive officers was attributed to performance unit grants, which vest pro rata on the first through fifth anniversaries of the grant date if earned. There is an increasing proportion of long-term pay as an employee’s level of responsibility increases. Further, the percentage for each named executive officer has been generally consistent since fiscal 2006. Our executives also are subject to stock ownership guidelines and are prohibited from hedging against the economic risk of such ownership.

•

Employment agreements with each named executive officer.    Each named executive officer is subject to an employment agreement with the Company, which, among other things, provides for specified termination benefits. In general, cash severance is only paid upon termination by the Company without cause, termination by the executive for good reason or termination upon a change of control (i.e. a double trigger). The Company does not provide tax-gross ups.

Overview of 2010 Compensation Actions

The Committee generally determined target annual compensation for fiscal 2010 in November 2009. At such time, the Company faced significant uncertainty due to the continuing impact of the U.S. recession and the difficulties in the global consumer and financial markets. Further, the plastic packaging industry continued to be extremely competitive due to consolidation and pricing pressures.

The Committee engaged Mercer in fiscal 2009 to perform a comprehensive executive compensation review with respect to the fiscal 2010 executive compensation program, given that it had been approximately three years since the last review and that the integration of acquired assets of Atlantis Plastics had largely been completed. Mercer’s data included 2006 and 2007 compensation information from 2007 and 2008 proxy statements, respectively. Following review of Mercer’s studies, the Committee determined that it was not the appropriate time to benchmark compensation against such data or make material changes to particular components of the program, given the uncertain and difficult business environment and the Committee’s belief that the overall executive compensation program was sufficiently meeting its objectives.

For the fiscal 2010 executive compensation program, the Committee determined to increase target annual compensation by 3% for all named executive officers, which was commensurate with the overall average wage increase of 3% provided to the Company’s salaried and non-bargaining employees. Base salaries increased by 3%. The target cash bonuses as a percentage of base salary remained unchanged, although the value of such target cash bonus increased by 3% reflecting the base salary increase. The company car allowance remained unchanged. The target dollar value of the performance unit grants increased by 3%.

The following table sets forth the target annual compensation approved for the named executive officers in fiscal 2010.

Name	Base Salary ($)	Target Annual MIP Bonus ($)	Target Performance Units Awards ($)	Car Allowance ($)	Fiscal 2010 TAC ($)	Target Performance- Based Compensation (% of Target TAC)(1)	Target Long- Term Incentive Compensation (% of Target TAC)(2)	Internal Pay Equity (% of CEO 2010 TAC)
J. Brendan Barba	877,406	701,925	1,000,736	12,000	2,592,067	66%	39%	—

Paul M. Feeney	424,473	275,907	194,761	11,000	906,141	52%	30%	35%

John J. Powers	319,611	159,806	160,480	11,000	650,897	49%	25%	25%

David J. Cron	308,137	154,069	29,870	11,000	503,076	37%	6%	19%

Paul C. Vegliante	290,405	145,203	29,870	11,000	476,478	37%	6%	18%

(1)	Target Annual MIP Bonus plus Target Performance Unit Awards, divided by Fiscal 2010 TAC.

(2)	Target Performance Unit Awards divided by Fiscal 2010 TAC.

Overview of 2010 Operating Performance and Pay-for-Performance Components

Target Performance Metrics.    The fiscal 2010 MIP Earnings Target of the Company was approximately $78.6 million. The fiscal 2009 MIP Earnings Target was approximately $58.1 million and the fiscal 2009 MIP Adjusted EBITDA was $66.2 million. The fiscal 2010 Performance Unit Earnings Target was approximately $68.5 million. The fiscal 2009 Performance Unit Earnings Target was approximately $49.4 million and the fiscal 2009 Performance Unit Adjusted EBITDA was $83.5 million.

In January 2010, when such performance targets were established for the fiscal 2010 program, forecasts for fiscal 2010 generally called for a slow recovery to the United States recession, and the Company expected that a weak economy would continue to strain the resources of its customers, distributors and suppliers and negatively impact its businesses and operations. Further, resin prices had already increased significantly year-over-year and it remained difficult to pass along such price increases to customers on a timely basis or at all. However, the Committee and management also believed it was important to incentivize employees utilizing higher performance targets than fiscal 2009 given the strong fiscal 2009 results and compensation payouts, especially since results benefitted from a 35% decrease in resin prices compared to fiscal 2008 and significant volume from the Atlantis Plastics acquisition. As a result, the target performance goals approved by the Committee for the fiscal 2010 compensation program corresponded to the Committee’s reasonable judgment of what would be a good outcome for the Company for fiscal 2010 based on information known at the time of such determination.

Fiscal 2010 Results and Earned Incentive Compensation.    Fiscal 2010 was a challenging year. Net sales for fiscal 2010 increased 7.5% to $800.6 million, although gross profit decreased 31.4% to $110.1 million. Net loss for fiscal 2010 was $(566,000), or $(0.08) per diluted share, compared to net income for fiscal 2009 of $31.5 million, or $4.61 per diluted share. Results were significantly impacted by a 27% increase in resin prices as well as resin price volatility; resins comprised 61% of cost of goods sold in fiscal 2010. Sales price increases were met with more resistance than the Company customarily experiences and such increases took longer to implement. Further, volumes were below management expectations due to the economic environment, industry competition and consolidation and volatile resin pricing. Management has taken strong steps to minimize these issues primarily through staff reductions, shut downs of idle equipment and plant closures, as well as the ongoing implementation of a new integrated operating system to better address the needs of customers and to create additional efficiencies and risk controls. See the Company’s Form 10-K for fiscal 2010 for further information. The Company’s common stock decreased 30.1% in fiscal 2010, from a closing price of $34.88 on October 30, 2009 to $24.37 on October 29, 2010.

Fiscal 2010 MIP Adjusted EBITDA for the Company was approximately $50.6 million, or 64.4% of the fiscal 2010 MIP Earnings Target for the Company, and therefore the named executive officers did not earn an annual incentive bonus under the fiscal 2010 MIP. Fiscal 2010 Performance Unit Adjusted EBITDA was $48.1 million, or 70.2% of the fiscal 2010 Performance Unit Earnings Target, and therefore all such performance units were forfeited. In fiscal 2009, the named executive officers earned an annual incentive cash bonus of approximately 169.3% of their target bonus under the fiscal 2009 MIP and all of their performance units granted in fiscal 2009. Therefore, the annual compensation earned by the named executive officers in fiscal 2010 is significantly lower than annual compensation earned in fiscal 2009.

Fiscal 2011 Preliminary Program

The Committee did not engage a compensation consultant to perform a comprehensive executive compensation review with respect to the fiscal 2011 executive compensation program in light of the analysis for fiscal 2010 and the Committee’s determination to make no material changes to the program. As of the date hereof, the Committee determined to provide no increases to target annual compensation for the fiscal 2011 executive compensation program.

Compensation Philosophy, Program Objectives, and Key Features

The compensation program for named executive officers is designed to:

•	attract, retain and motivate key executives critical to the Company’s operations;

•	reward superior Company performance, including the achievement of financial and strategic goals, and to a lesser extent individual performance;

•	foster individual growth within the Company and long-term commitment to the Company; and

•	align the long-term interests of executives with those of stockholders.

The following table sets forth how each element of compensation is intended to satisfy one or more of the Committee’s compensation objectives.

Element	Primary Purpose(s)	Key Features
Base Salary

•  Retain and attract employees in a competitive market

•  Preserve an employee’s commitment during downturns in the plastic films industry and/or equity markets

•  Reflect experience, responsibilities, anticipated individual growth and other subjective factors

• Historically, determinations are based on employment agreement and an evaluation of the individual’s experience, current performance and the Peer Group Median.

Annual Incentive Cash Bonus	• Motivate and reward achievement of annual performance based measure(s) • Retain and attract employees in short term

•  The bonus target for each employee is set forth as a percentage of base salary.

•  Actual bonus is 0% to 200% of such target based upon MIP Adjusted EBITDA compared to the MIP Earnings Target. No bonus is earned if MIP Adjusted EBITDA is less than 80% of the MIP Earnings Target, while a bonus of 200% of the target bonus is earned if the MIP Adjusted EBITDA is 120% or more of the MIP Earnings Target. There is a linear increase in the target bonus between threshold, target and maximum amounts.

•  The MIP Earnings Target is based upon budgeted MIP Adjusted EBITDA, as well as various other subjective factors intended to properly motivate participants for the achievement of specific strategic or financial goals. The MIP Earnings Target is set at a level that is higher (often times, materially higher) than the Performance Unit Earnings Target.

Element	Primary Purpose(s)	Key Features
Performance Units

•  Motivate and reward achievement of annual performance based measure(s)

•  For earned awards:

•  Provide incentive in up market, with some down market protection

•  Retain and attract employees long term due to vesting requirements

•  Direct alignment with stockholders with focus on medium- and long-term fundamentals, with intrinsic value of award tied to trading price of common stock at vesting dates

•  Target dollar value for performance unit grants equal to the difference between the Peer Group Median and the target annual compensation otherwise allocated to each named executive officer.

•  If the Company’s Performance Unit Adjusted EBITDA is equal to or exceeds the Performance Unit Earnings Target, no performance units are forfeited. If the Company’s Performance Unit Adjusted EBITDA is between 80% and less than 100% of the Performance Unit Earnings Target, such employee will forfeit such number of performance units equal to (a) the performance units granted multiplied by (b) the percentage Performance Unit Adjusted EBITDA is less than the Performance Unit Earnings Target. If Performance Unit Adjusted EBITDA is below 80% of the Performance Unit Earnings Target, all performance units are forfeited.

•  The Performance Unit Earnings Target is based upon budgeted Performance Unit Adjusted EBITDA.

•  If earned, performance units vest pro rata on the first through fifth anniversaries of the grant date. Holder has no rights as stockholder until vesting. On each vesting date, holders can elect common stock or equivalent cash.

•  Stock ownership guidelines reinforce long-term alignment, even if holders elect cash option.

Company Car Allowance	• Attract employees in a competitive market	• Historical perquisite.

Post-Termination Benefits

•  Retain and attract employees in a competitive market

•  Ensure compensation and benefits expectations are assured in appropriate circumstances

•  Ensure continued dedication of employees in case of personal uncertainties or risk of job loss

•  Each named executive officer has an employment agreement.

•  Cash severance is only paid upon termination by the Company without cause, termination by the executive for good reason or termination within 30 days of a change of control.

•  Double-trigger required generally and no tax gross-ups.

Process for Making Compensation Determinations

Target Annual Compensation

In making annual compensation determinations for the named executive officers, the Committee primarily focuses on target annual compensation, which consists of base salary, a target bonus, target performance unit grants and a company car allowance. Since fiscal 2006, the Committee has utilized the median target annual compensation of executive officers in the peer group from Mercer’s 2006 study described below, with a 3% increase each year for target annual compensation since such date (the “Peer Group Median”), as the primary factor in determining the target annual compensation of the corresponding named executive officers. The 3% increase corresponds to the average salary increase for all of the Company’s salaried and non-bargaining employees. The Committee also reviews subjective factors for each named executive officer, although subjective factors generally have not resulted in material changes to the target annual compensation.

In establishing the amounts allocated to each element of target annual compensation, the Committee initially finalizes all compensation other than the target dollar value of the performance units. Base salaries and target bonuses (set forth as a percentage of base salary) are based upon the Peer Group Median and subjective factors. The car allowance generally remains constant, although the Committee did revise the allowance in fiscal 2008. Upon finalizing the foregoing elements of target annual compensation, the Committee calculates a target dollar value for performance unit grants equal to the difference between the Peer Group Median and the target annual compensation otherwise allocated to each named executive officer. The Committee historically has utilized discretion to increase the target dollar value for performance units of one or more named executive officers based upon strong performance reviews and/or an increase in responsibilities, although it only does so approximately to the extent the compensation of another executive officer is reduced to ensure an approximate net $0 effect. The number of performance units actually granted is equal to the target dollar value divided by the closing price of the Company’s common stock on Nasdaq on the grant date, which occurs in the beginning of the next calendar year.

The named executive officers will earn the target annual compensation only to the extent target performance measures are achieved. To the extent target performance measures are not achieved or are exceeded, the named executive officers will earn compensation below or above the Peer Group Median, respectively. Notwithstanding the foregoing, the Committee retains the discretion to give bonuses outside the Company’s annual cash incentive bonus plan, make equity grants other than performance units under the existing long-term incentive compensation program, and to provide other compensation which would negate the foregoing. Historically, the Committee has not utilized such discretion to make material compensation changes.

Compensation Differences Among Named Executive Officers

The Company does not have a fixed internal pay equity scale but rather determines the compensation for each role based upon scope of responsibility and market rates of compensation. Benchmarking was a significant factor in establishing the Peer Group Median for each executive officer in fiscal 2006, and such benchmarking continues to impact the current executive compensation program. Benchmarking was based on total cash compensation, which generally reflected the job responsibilities and positions of the named executive officers of the Company. The job responsibilities and positions of the named executive officers were, as of such study, and continue to be as follows. Mr. Brendan Barba, Chairman, President and Chief Executive Officer, leads the management of the Company across all departments and is primarily responsible for the operational division of the Company, as well as serving as the leader of the Board. Mr. Feeney, Executive Vice President, Finance and Chief Financial Officer, is primarily responsible for the financial division of the Company, he shares significant responsibilities, leadership and decision-making authority with Mr. Brendan Barba, and he serves as a director on the Board. Mr. John J. Powers is the Executive Vice President, Sales and Marketing, which is viewed as the key operating unit in the highly competitive plastic films industry; he reports directly to Mr. Barba. Mr. David J. Cron, Executive Vice President, Manufacturing, and Mr. Paul C. Vegliante, Executive Vice President, Operations, are both responsible for key operating divisions of the Company and report to Mr. Barba.

Advisors Utilized in Determination of Executive Compensation

Management.    In determining the compensation of executive officers, the Committee receives significant input from the recommendations of Messrs. Barba and Feeney, who have a combined 62 years experience in their executive officer roles with the Company and have the most involvement in and knowledge of the Company’s business goals, strategies and performance, the overall effectiveness of the management team and each person’s individual contribution to the Company’s performance. For each named executive officer, the Committee is provided a compensation recommendation as well as information regarding the individual’s experience, current performance, potential for advancement and other subjective factors. Messrs. Barba and Feeney also provide recommendations for the performance metrics to be utilized in the performance-based compensation programs, the appropriate performance targets and analyses of whether such performance targets have been achieved (including recommended adjustments). The Committee retains the discretion to modify the recommendations of Messrs. Barba and Feeney and reviews such recommendations for their reasonableness based upon individual and Company performance as well as market information.

The Committee works with management to set the agenda for Committee meetings, and Mr. Feeney is invited regularly to attend such meetings. The Committee also meets regularly in executive session to discuss compensation issues generally outside the presence of management, as well as to review the performance of and determine the compensation of Messrs. Barba and Feeney.

Third-Party Consultants.    Although Mercer provided the Committee with a comprehensive executive compensation review for the benefit of the fiscal 2010 executive compensation program, the Committee did not utilize such data to benchmark compensation for named executive officers in fiscal 2010 for the reasons stated above in “—Executive Summary.” See also “Board Matters—Committees of the Board—Compensation Committee” for further information regarding Mercer’s compensation review for fiscal 2010.

As discussed below in “—Benchmarking Data—Peer Group Median,” the Committee continues to benchmark target annual compensation for named executive officers in accordance with the Peer Group Median.

Benchmarking Data-Peer Group Median

In connection with the fiscal 2006 executive compensation review, Mercer and the Committee developed a peer group consisting of manufacturing companies with comparable business models (plastic films industry or plastics generally) and 2004 revenues (approximately 50% to 200% of the Company’s revenue). The peer group companies were:

• American Biltrite Inc. • Ameron International Corporation • AptarGroup, Inc. • Atlantis Plastics, Inc. • Buckeye Technologies Inc. • Chesapeake Corporation	• Constar International Inc. • Hexcel Corporation • Insituform Technologies, Inc. • Intertape Polymer Group Inc. • Jarden Corporation • Myers Industries, Inc.	• Omnova Solutions Inc. • PW Eagle, Inc. • Spartech Corporation • Tredegar Corporation • Tupperware Brands Corporation

Mercer compiled proxy statement data for the peer group companies, while also providing the Committee with general compensation survey data for comparative purposes. The proxy statement data utilized for the fiscal 2006 study was based upon compensation data included in proxy statements of peer group companies for their respective 2005 annual meeting of stockholders and therefore generally reflected 2004 compensation data. For comparative purposes, Mercer matched AEP’s top five executive officers to the top five executive officers of the peer group companies ranked according to total cash compensation (base salary plus target incentive compensation), so as to avoid the difficulty of trying to identify benchmark jobs that are functionally comparable without sufficient information. The Committee primarily relied upon the median target annual compensation from the proxy statement data, referred to as the Peer Group Median, to establish the target annual compensation for each named executive officer.

The peer group and survey data also were important factors in the Committee’s determination to grant performance units on an ongoing basis, beginning in fiscal 2006, to increase long-term performance compensation.

Timing of Fiscal 2010 Compensation Determinations

Set forth below is the general timing of the fiscal 2010 compensation determinations for named executive officers.

Element of Compensation	Meeting Date	Review and Approval Steps
Base salary	October-November 2009	•Committee recommends and Board approves base salary

Annual Incentive Cash Bonus	October-November 2009	•Committee recommends and Board approves target bonus (as percentage of base salary) •Committee approves the fiscal 2010 MIP

	January 2010	•Committee approves fiscal 2010 performance goal

	January 2011	•Committee reviews achievement of fiscal 2010 performance goal and determines bonus payout

Performance Units	October-November 2009	•Committee recommends and Board approves target dollar value of performance units •Committee approves fiscal 2010 performance unit program
	January 2010	•Committee approves performance unit grants based upon target dollar value •Committee approves fiscal 2010 performance goal
	January 2011	•Committee reviews achievement of fiscal 2010 performance goal and determines whether performance units are earned

In addition, the Committee and/or Board makes determinations with respect to post-termination benefits, perquisites and other compensation matters as it deems appropriate.

Fiscal 2010 Compensation Determinations

Base Salary

General.    Each named executive officer receives a base salary paid in cash. The employment agreements for each named executive officer established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve months ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

Fiscal 2010 Analysis.    The following table sets forth the base salaries approved for the named executive officers in fiscal 2009 and 2010, effective November 1 of such fiscal year.

Name	Fiscal 2009 Base Salary ($)	Fiscal 2010 Base Salary ($)
J. Brendan Barba	851,851	877,406
Paul M. Feeney	412,109	424,473
John J. Powers	310,302	319,611
David J. Cron	299,162	308,137
Paul C. Vegliante	281,946	290,405

For the twelve months ended September 30, 2010, the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area decreased by 0.6%. The Committee instead determined to increase base salaries by 3%, reflecting the general average wage increase of Company salaried and non-bargaining employees.

Annual Incentive Cash Bonus (MIP)

General—Performance Target.    Each named executive officer participates in the MIP, pursuant to which eligible employees receive a cash bonus upon the satisfaction of one or more annual performance targets established by the Committee. Since 1997, the Committee has utilized the achievement of MIP Adjusted EBITDA compared to the MIP Earnings Target as the applicable performance measure under the MIP. The actual performance goal for each participant is dependent upon job classification, with the intent to capture that portion of the Company’s business the performance of which a participant can reasonably influence. Beginning in fiscal 2009, the performance goal for all of the named executive officers is based on the performance of the Company as a whole.

MIP Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, discontinued operations, non-core business operating income, annual change in LIFO reserve, gain or loss on disposal of property, plant and equipment, non-operating income (expense) and share-based compensation expense, all as adjusted to remove foreign exchange effect. During fiscal 2007, the Committee and Board approved the removal of the annual change in LIFO reserve from MIP Adjusted EBITDA, beginning with the fiscal 2007 MIP, primarily because the annual change in LIFO reserve is not a component in the calculation of the MIP Earnings Target (as it cannot be predicted or managed) and is a non-cash charge. In addition, the Committee determined that the LIFO reserve on the Company’s balance sheet as of October 31, 2006 would be added back into MIP Adjusted EBITDA (but not taken into account when establishing the MIP Earnings Target) at the rate of 25% per annum commencing with fiscal 2007 and ending with fiscal 2010.

The Committee utilizes MIP Adjusted EBITDA because it believes it is an important measure of operating performance. Specifically, this measure focuses on the Company’s core operating results by removing the impact of the Company’s capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, specified non-core operating items, specified non-operating items and specified non-cash items.

The MIP Earnings Target is based upon budgeted MIP Adjusted EBITDA, as well as various other subjective factors intended to properly motivate participants for the achievement of specific strategic or financial goals. The MIP Earnings Target is set at a level that is higher (often times, materially higher) than the Performance Unit Earnings Target (discussed below).

General—Bonus Target.    The bonus target for each employee is set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based upon MIP Adjusted EBITDA compared to the MIP Earnings Target. For example, an employee receives no bonus if MIP Adjusted EBITDA is less than 80% of the MIP Earnings Target, while an employee would receive a bonus of 200% of the target bonus if the MIP Adjusted EBITDA was 120% or more of the MIP Earnings Target. There is a linear increase in the target bonus between such threshold, target and maximum amounts. Reductions (but not increases) of such bonuses are at the sole discretion of the chief executive officer and chief financial officer.

The bonus targets, as a percentage of base salary, were last revised for Mr. Barba, with respect to his fiscal 2005 compensation, and for Mr. Feeney, with respect to his fiscal 2004 compensation. Messrs. Barba and Feeney first became participants in the MIP in fiscal 2004. On November 1, 2003, the Board approved bonus targets (as a percentage of base salary) for Messrs. Barba and Feeney of 70% and 65%, respectively, which corresponded to the bonus targets of the chief executive officer and chief financial officer of Borden, Inc., a major stockholder of the Company that was entitled at such time to designate four of the ten directors of the Company’s Board. On April 8, 2005, the Board increased the bonus target (as a percentage of base salary) for Mr. Barba to 80% following the Board’s determination that Mr. Barba’s responsibilities with the Company were greater than that of the chief executive officer of Borden, Inc. The Committee confirmed the reasonableness of such bonus targets in connection with the fiscal 2006 Mercer study.

The bonus targets of the other named executive officers were increased from 25% to 50% in fiscal 2006 based upon the Peer Group Median. The Mercer peer group study noted that executive officers in the second through fifth ranking had bonus targets (as a percentage of base salary) ranging from 40% to 60%. The Committee determined that Messrs. Powers, Cron and Vegliante bonus target would be increased to 50% to approximate the Peer Group Median. The Committee believed that Messrs. Powers, Cron and Vegliante, each an Executive Vice President, should have the same bonus target, as a percentage of salary.

Fiscal 2010 Analysis.    The following table sets forth summary information regarding the fiscal 2010 MIP. As noted above, the named executive officers did not earn any bonus under the Fiscal 2010 MIP.

	MIP Target Bonus		MIP Bonus Earned $
Name	% of Base Salary	$
J. Brendan Barba	80%	701,925	—
Paul M. Feeney	65	275,907	—
John J. Powers	50	159,806	—
David J. Cron	50	154,069	—
Paul C. Vegliante	50	145,203	—

Long-Term, Share-Based Incentive Compensation

General—Performance Target.    The Committee grants equity awards under the 2005 Stock Option Plan to Company employees, including named executive officers. Beginning in fiscal 2006, the Committee determined to provide long-term incentive compensation to a limited number of employees, including the named executive officers, in the form of performance units.

Beginning in fiscal 2008, the Committee determined that vesting of the performance units would be based upon the achievement of Performance Unit Adjusted EBITDA compared to the Performance Unit Earnings Target. The Performance Unit Earnings Target is equal to budgeted Performance Unit Adjusted EBITDA. Beginning in fiscal 2010, the Performance Unit Adjusted EBITDA definition was revised to track generally the MIP Adjusted EBITDA definition, which is net income before interest expense, income taxes, depreciation and amortization, discontinued operations, non-core business operating income, annual change in LIFO reserve, gain or loss on disposal of property, plant and equipment, non-operating income (expense) and share-based compensation expense, all as adjusted to remove foreign exchange effect. For fiscal 2010, the only differences in the metrics underlying the two performance-based compensation programs were: (1) the MIP Earnings Target includes the subjective management adjustment intended to properly motivate MIP participants (i.e. an increase over budget) and (2) only the MIP Adjusted EBITDA calculation takes into account the add-back of 25% of the Company’s LIFO reserve existing on the Company’s balance sheet at October 31, 2006.

If the Company’s Performance Unit Adjusted EBITDA is equal to or exceeds the Performance Unit Earnings Target, no performance units are forfeited. If the Company’s Performance Unit Adjusted EBITDA is

between 80% and less than 100% of the Performance Unit Earnings Target, such employee will forfeit such number of performance units equal to (a) the performance units granted multiplied by (b) the percentage Performance Unit Adjusted EBITDA is less than the Performance Unit Earnings Target. If Performance Unit Adjusted EBITDA is below 80% of the Performance Unit Earnings Target, all performance units are forfeited.

General—Performance Unit Target.    See “—Process for Making Compensation Determinations—Target Annual Compensation” for historical information as to how the Committee determines the number of performance units granted.

Fiscal 2010 Analysis.    The table below sets forth the number of performance units granted in fiscal 2010 for the named executive officers. As noted above, all of such performance units were forfeited.

Name	Performance Units Granted	Performance Units Earned
J. Brendan Barba	25,442	—
Paul M. Feeney	4,922	—
John J. Powers	4,056	—
David J. Cron	755	—
Paul C. Vegliante	755	—

Timing and Pricing of Share-Based Grants.    The Committee and Board do not coordinate the timing of share-based grants with the release of material non-public information. Performance units are granted at the first Committee or Board regular meeting of the calendar year, and remain subject to the satisfaction of one-year performance measures and a five-year vesting schedule thereafter. The Committee generally establishes dates for regularly scheduled meetings at least a year in advance.

In accordance with the Company’s 2005 Stock Option Plan, the exercise price of each stock option is the closing price of the Company’s common stock on the date approved by the Committee to be the grant date (which date is not earlier than the date the Committee approved such grant).

Stock Ownership Guidelines.    In January 2010, the Board adopted stock ownership guidelines for the executive officers of the Company to increase the alignment of stockholders and executive officers. The guidelines are available on the Investor Relations section of our website at www.aepinc.com. Each executive must own a minimum number of shares of the Company’s common stock equal to a multiple of such person’s base salary (in effect on the later of January 12, 2010 or such date he or she becomes an executive under the guidelines) divided by the share price of the Company’s common stock (as of the close of business on the later of January 12, 2010 or such date he or she becomes an executive under the guidelines). The applicable multiple of the executive’s base salary is as follows: chief executive officer, four times base salary; chief financial officer and executive vice presidents, two times base salary; and all other executive officers, one times base salary. The ownership level must be initially achieved by the later of December 31, 2014 or five years after the executive first becomes subject to the guidelines, and for all periods thereafter as long as such executive remains subject to the guidelines. The guidelines also establish how indirect and/or derivative securities will be taken into account in determining the satisfaction of the guidelines, and the ramifications of non-compliance by the applicable date. The Nominating and Corporate Governance Committee will evaluate whether exceptions should be made for any executive on whom this requirement would impose a financial hardship or prevent such executive from complying with a court order, such as a divorce settlement.

Trading Limitations.    In addition to the restrictions set forth in SEC regulations, the Company has an insider trading policy, which among other things, prohibits directors, executive officers and other employees, with respect to Company’s securities, from trading on a short-term basis (open market purchases and sales within six months), purchasing on margin, short sales, and trading in puts, calls, options or other derivative securities for speculative purposes.

Company Car Allowance

The Committee historically has provided a company car allowance, which it increased for the first time in ten years beginning for fiscal 2008 from $10,000 to $12,000 for Mr. Barba and to $11,000 for the other named executive officers.

Customary Benefits to All Salaried Employees

The Company provides customary benefits such as medical insurance and a 401(k) plan to each named executive officer, which also is provided to all other eligible employees. Further, the Company provides vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at similar companies.

2005 Employee Stock Purchase Plan.    All of the Company’s employees were eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”), except those persons who have less than one year of service or whose routine employment is not more than 20 hours per week or five months per year. Eligible employees could authorize payroll deductions of up to 7.5% of their earnings over successive six-month offering periods. The plan was terminated following the six-month offering period ended June 30, 2010. The purchase price of the common stock was 85% of the last sale price per share of the common stock on Nasdaq on either the first trading day or the last trading day of the six-month offering period, whichever was lower. No named executive officers purchased shares in the ESPP in fiscal 2010.

401(k) Savings and Employee Stock Ownership Plan.    All of the Company’s employees in the United States who have completed 1,000 hours of service during the plan year may participate in this plan except for union employees at the Company’s California plant. The Company makes cash contributions for each participant equal to 1% of compensation up to a maximum of $245,000 of the person’s annual compensation. The Company also makes cash contributions equal to 100% of the first 3% and 50% of the following 2% of each participant’s 401(k) contribution, with a maximum total annual contribution of 5% of the person’s annual compensation. In fiscal 2010, all named executive officers received the full Company match permitted. In addition, from year to year, the Company may make discretionary contributions to the plan; no discretionary contributions were made in fiscal 2010.

Post-Employment Benefits

Each named executive officer has an employment agreement with the Company, which includes specified severance benefits. In general, cash severance is only paid upon termination by the Company without cause, by the executive for good reason, or termination within 30 days upon a change of control. The change of control provision is a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the termination of employment); this is consistent with the purpose of the employment agreements, to provide employees or their heirs with a guaranteed level of financial protection upon employment loss. The change of control protection also ensures that executives can advise the Board regarding a potential transaction without being unduly influenced by personal considerations, such as fear of the economic consequences of losing a job as a result of such change of control. Further, it is imperative to provide competitive benefits to peer companies and to diminish the inevitable distraction by virtue of personal uncertainties and risks created by a pending or threatened change of control or termination without cause. Finally, the Committee believes that these agreements are beneficial to the Company because, in consideration for these severance arrangements, the executives agree to non-competition and non-solicitation covenants for a period of time following termination of employment.

Additionally, certain of the Company’s equity compensation plans and arrangements, including the 2005 Stock Option Plan, permit the Committee to accelerate the vesting of securities granted thereunder upon specified terminations of employment. See “Named Executive Officer Compensation Tables—Potential Payments Upon Termination or Change-in-Control” for further information on post-employment benefits.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee has reviewed the Company’s compensation programs and policies in light of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which states that annual compensation in excess of $1 million paid to the Company’s chief executive officer and the three other highest compensated executive officers (excluding the chief financial officer) is not deductible by the Company for federal income tax purposes, subject to specified exemptions (the most significant of which is certain performance-based compensation). Amounts payable under the MIP, which was amended in 2008 to comply with Section 162(m) and was approved by stockholders at the 2008 annual meeting of stockholders, and performance unit grants under the 2005 Stock Option Plan are intended to qualify as performance-based compensation in accordance with Section 162(m). Other share-based awards granted under the 2005 Stock Option Plan also may qualify as performance-based compensation. Tax regulations require the Company to obtain stockholder approval of the material terms of the performance goals every five years in order to qualify for such exemption. In fiscal 2010, all compensation paid to the applicable Section 162(m) executive officers was deductible.

The Committee intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements considered by the Company. To maintain flexibility in compensating the Company’s executive officers to meet a variety of objectives, the Committee does not have a policy that all executive compensation must be tax-deductible.

Nonqualified Deferred Compensation

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to income tax penalties and interest. In December 2008, the Company revised certain of its compensation agreements to ensure that all of the Company’s employment and severance arrangements and benefit plans would satisfy the requirements of Section 409A to allow for deferral without immediate taxation, penalty or interest.

Change in Control Payments

Section 280G of the Code disallows a company’s tax deduction for “excess parachute payments.” For this purpose, parachute payments are generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person’s base amount (the five-year average Form W-2 compensation). The excess parachute payments, which are nondeductible, equal the amount of the parachute payments less the base amount. Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. The Company does not pay tax gross-ups with respect to such excise tax.

All of the named executive officers currently have employment agreements which entitle them to payments upon termination of their employment following a change in control of the Company that may qualify as “excess parachute payments.” The Company’s 2005 Stock Option Plan also entitles participants to payments in connection with a change of control that may result in excess parachute payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis (CD&A) in this proxy statement with management, including Messrs. Barba and Feeney. Based upon such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2010 and the proxy statement for the 2011 annual meeting of stockholders.

The Compensation Committee

Lee C. Stewart, Chairman

Kenneth Avia

Frank P. Gallagher

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal 2010 were independent directors and none of them is or has been an employee or officer of ours. During fiscal 2010, none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on the Compensation Committee or Board.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for Fiscal 2010

The table below summarizes the total compensation paid or earned by the named executive officers in fiscal 2010, 2009 and 2008.

Name and Principal Position	Year (1)	Salary ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
J. Brendan Barba Chairman, President and Chief Executive Officer	2010 2009 2008	877,406 851,851 827,040	1,006,740 896,384 989,412	— — —	— 1,153,591 —	24,359 24,359 23,609	1,908,505 2,926,185 1,840,061

Paul M. Feeney Executive Vice President, Finance and Chief Financial Officer	2010 2009 2008	424,473 412,109 400,106	194,764 177,472 200,087	— — 293,016	— 453,445 —	23,359 23,359 22,609	642,596 1,066,385 915,818

John J. Powers Executive Vice President, Sales and Marketing	2010 2009 2008	319,611 310,302 301,264	160,496 153,408 166,805	— — —	— 262,636 —	23,418 23,418 22,668	503,525 749,764 490,737

David J. Cron Executive Vice President, Manufacturing	2010 2009 2008	308,137 299,162 290,449	29,875 4,512 39,999	— — —	— 253,207 —	23,418 23,418 22,668	361,430 580,299 353,116

Paul C. Vegliante Executive Vice President, Operations	2010 2009 2008	290,405 281,946 273,734	29,875 69,184 39,999	— — —	— 238,636 —	23,418 23,418 22,668	343,698 613,184 336,401

(1)	Fiscal year: November 1—October 31

(2)	The amounts reported reflect the grant date fair value (excluding the effect of estimated forfeitures). All awards in the Stock Awards column for 2010 relate to performance units granted in 2010 under the 2005 Stock Option Plan. The grant date fair value of each performance unit assumes all units are earned in full and is calculated as the closing price of a share of common stock as of the grant date. Due to the cash settlement feature, the performance units are liability classified on the Company’s balance sheets and the (income) expense is remeasured at each balance sheet date based on the market value of the Company’s common stock, although no remeasurements are reflected herein. Additional valuation assumptions used in determining the grant date fair value of fiscal 2010 awards are included in Note 10 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2010.

(3)	Represents a car allowance ($12,000 for Mr. Barba and $11,000 each for Messrs. Feeney, Powers, Cron and Vegliante), $12,250 contributed by the Company to such person’s account in the 401(k) Savings and Employee Stock Ownership Plan, and life insurance premiums.

Narrative Discussion of Summary Compensation Table for Fiscal 2010

Employment Agreements. See “—Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of the employment agreements of all named executive officers.

Stock Awards. Beginning in fiscal 2006, the Committee determined to provide long-term incentive compensation to the named executive officers in the form of performance units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option at the time of vesting). The Company did not achieve at least

80% of the Performance Unit Earnings Target in fiscal 2008 and fiscal 2010, and therefore all such performance units were forfeited. The Company achieved at least 100% of the Performance Unit Earnings Target in fiscal 2009 and therefore no such performance units were forfeited.

Option Awards. The Company does not grant options in the ordinary course. Mr. Feeney received incentive stock options to purchase 12,000 shares of the Company’s common stock in fiscal 2008.

Non-Equity Incentive Plan Compensation. The Company did not achieve at least 80% of the MIP Earnings Target in fiscal 2008 and fiscal 2010, and therefore no bonuses were earned in such fiscal years. The Company achieved 113.9% of the MIP Earnings Target in fiscal 2009, which corresponded to a payment of approximately 169.3% of the target bonus of the named executive officers.

Grants of Plan-Based Awards in Fiscal 2010

The following table provides information about equity and non-equity awards granted to the named executive officers in fiscal 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Brendan Barba	N/A	350,963	701,925	1,403,850	—	—	—	—
	01/12/2010	—	—	—	20,354	25,442	25,442	1,006,740
Paul M. Feeney	N/A	137,954	275,907	551,814	—	—	—	—
	01/12/2010	—	—	—	3,938	4,922	4,922	194,764
John J. Powers	N/A	79,903	159,806	319,612	—	—	—	—
	01/12/2010	—	—	—	3,245	4,056	4,056	160,496
David J. Cron	N/A	77,035	154,069	308,138	—	—	—	—
	01/12/2010	—	—	—	604	755	755	29,875
Paul C. Vegliante	N/A	72,602	145,203	290,406	—	—	—	—
	01/12/2010	—	—	—	604	755	755	29,875

(1)	Relates to the possible cash bonus payouts under the fiscal 2010 MIP.

(2)	Relates to the performance units granted, subject to forfeiture, under the 2005 Stock Option Plan.

(3)	The Company assumed that the target/maximum amount of performance units would be earned in determining the grant date fair value. Each performance unit had a grant date fair value of $39.57, which was the closing price of a share of common stock on the grant date. See note 2 to the Summary Compensation Table.

Narrative Discussion of Grants of Plan-Based Awards in Fiscal 2010 Table

MIP. The bonuses of the named executive officers were subject to the satisfaction of MIP Adjusted EBITDA of the Company. Bonus targets are set forth as a percentage of base salary and the actual bonus is 0% to 200% of such target based upon fiscal 2010 MIP Adjusted EBITDA compared to the MIP Earnings Target. The threshold amount of 50% of the target bonus is based upon achievement of 80% of the MIP Earnings Target, the target amount of 100% of the target bonus is based upon achievement of 100% of the MIP Earnings Target, and the maximum amount of 200% of the target bonus is based upon the achievement of 120% or more of the MIP Earnings Target, with a linear increase in the target bonus between such threshold, target and maximum amounts. No bonus amounts were earned for fiscal 2010 due to the Company’s failure to satisfy the threshold performance measure.

Performance Units. Each performance unit represents the right to receive, upon vesting and the satisfaction of any required withholding obligation, either one share of the Company’s common stock or the corresponding cash value of such stock or a combination of shares and cash value (at the employee’s option on each vesting date). The performance units vest in five equal installments on the first through fifth anniversaries of the grant date, provided the person continues to be employed by the Company on such respective dates. The threshold amount of 80% of the performance units is based upon a Performance Unit Adjusted EBITDA of 80% of the Performance Unit Earnings Target, and the target and maximum amount of 100% of the performance units is based upon a Performance Unit Adjusted EBITDA of 100% or more of the Performance Unit Earnings Target, with a linear increase in the between the threshold and target amounts. All performance units granted in fiscal 2010 were forfeited due to the Company’s failure to satisfy the threshold performance measure.

Outstanding Equity Awards at October 31, 2010

The following table presents information on the unexercised stock options and unvested performance units held by the named executive officers as of October 31, 2010.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. Brendan Barba	05/05/2006	—	—	—	—	8,940	217,868
	01/10/2007	—	—	—	—	8,160	198,859
	01/12/2009	—	—	—	—	47,680	1,161,962
	04/15/2002	34,180	—	31.60	04/14/2012	—	—
	12/29/2003	50,000	—	9.30	12/28/2013	—	—
Paul M. Feeney	05/05/2006	—	—	—	—	1,540	37,530
	01/10/2007	—	—	—	—	1,600	38,992
	01/12/2009	—	—	—	—	9,440	230,053
	04/15/2002	25,000	—	31.60	04/14/2012	—	—
	11/01/2007	4,800	7,200	38.10	10/31/2017	—	—
John J. Powers	05/05/2006	—	—	—	—	2,300	56,051
	01/10/2007	—	—	—	—	1,320	32,168
	01/12/2009	—	—	—	—	8,160	198,859
David J. Cron	06/14/2006	—	—	—	—	1,400	34,118
	01/12/2009	—	—	—	—	240	5,849
	12/29/2003	4,004	—	9.30	12/28/2013	—	—
Paul C. Vegliante	05/05/2006	—	—	—	—	1,920	46,790
	01/12/2009	—	—	—	—	3,680	89,682

(1)	The stock options and performance units vest in five equal installments on the first through fifth anniversaries of the grant date.

(2)	Based upon the closing price of our common stock on Nasdaq on October 29, 2010, which was $24.37.

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information on the exercise of stock options and the vesting of performance units in fiscal 2010. The number of shares acquired and the value realized for each award excludes the payment of any fees, commissions or taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
J. Brendan Barba	—	—	24,940	871,615
Paul M. Feeney	21,000	637,140	4,700	166,130
John J. Powers	—	—	5,000	168,174
David J. Cron	—	—	1,460	38,760
Paul C. Vegliante	—	—	2,840	87,572

(1)	The value realized is based on the number of shares of common stock acquired upon exercise of the stock options multiplied by the difference between the closing price of our common stock on Nasdaq on the exercise date and the exercise price.

(2)	The value realized is based upon the number of performance units received on the vesting date multiplied by the closing price of our common stock on Nasdaq on the vesting date. If Nasdaq is closed on the vesting date, the closing price on the preceding business day is used. Mr. Barba received 5,717 net shares (relating to 8,940 vested performance units) and Mr. Cron received 919 net shares (relating to 1,400 vested performance units) in fiscal 2010. For all other vesting in fiscal 2010, the named executive officers elected to receive cash in lieu of shares, as permitted under the award agreement.

Potential Payments Upon Termination or Change-in-Control

The following section describes potential payments and benefits to the named executive officers under the Company’s compensation and benefit plans and arrangements upon termination of employment or a change of control of the Company as of October 31, 2010. All of the named executive officers have employment agreements with the Company, and certain of the Company’s benefit plans and arrangements contain provisions regarding acceleration of vesting and payment upon specified events.

Company Share-Based Plans

AEP Industries Inc. 1995 Stock Option Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

If an employee is terminated for any reason by the Company, or due to disability or retirement, any outstanding stock options that are exercisable as of the termination date may be exercised until the earlier of (A) three months following the termination date and (B) the expiration of the stock option term.

If an employee ceases to be employed due to death, any outstanding stock options will become exercisable in full and the beneficiary may exercise such stock options until the earlier of (A) one year following the date of death and (B) the expiration of the stock option term.

AEP Industries Inc. 2005 Stock Option Plan

The Compensation Committee retains discretionary authority at any time, including immediately prior to or upon a change of control, to accelerate the exercisability of any award, the end of a performance period or termination of any restriction period.

Stock Options

If an employee is terminated for any reason by the Company, or due to disability or retirement, any outstanding stock options that are exercisable as of the termination date may be exercised until the earlier of (A) three months following the termination date and (B) the expiration of the stock option term.

If an employee ceases to be employed due to death, any outstanding stock options will become exercisable in full and the beneficiary may exercise such stock options until the earlier of (A) one year following the date of death and (B) the expiration of the stock option term.

Performance Units

The performance units will immediately vest (subject to pro-ration, if such termination event occurs during or as of the end of the fiscal year in which the initial grant was made) in the event of (A) the death of an employee, (B) the permanent disability of an employee (within the meaning of the Internal Revenue Code of 1986, as amended) or (C) a termination of employment due to the disposition of any asset, division, subsidiary, business unit, product line or group of the Company or any of its affiliates. In the case of any other termination, any unvested performance units will be forfeited.

AEP Industries Inc. 2010 Management Incentive Plan

If an employee is terminated during the performance period:

•	due to employee’s voluntary termination, no bonus will be earned;

•	due to unsatisfactory performance or other cause, no bonus will be earned;

•	due to job elimination or reorganization, the bonus will be paid, if the MIP Earnings Target is achieved, on a pro-rata basis as of the termination date; and

•	due to death, the bonus will be paid, if the MIP Earnings Target is achieved, on a pro-rata-basis as of the termination date.

If any employee is disabled for more than 30 days during the performance period, then the bonus may only be earned for fiscal quarters in which the employee worked more than 60 days.

The payment of pro-rata bonuses will only be made if the applicable performance measure is satisfied for the applicable year.

Employment Agreements

Each named executive officer is a party to an employment agreement effective November 1, 2004. The employment agreements provided for an initial term of three years, and are extended for successive one-year periods unless either party gives sufficient notice.

The employment agreements established a base salary as of November 2004, with annual increases guaranteed to be at least equal to the percentage increase in the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area as published by the Bureau of Labor & Statistics for the twelve-month period ended on the September 30th immediately prior to the applicable fiscal year. The Committee may increase base salaries further at its discretion.

The named executive officers are also entitled to an annul bonus pursuant to the MIP. Grants of share-based compensation awards are determined by the Board or Compensation Committee, in their sole discretion. The named executive officers are entitled to coverage under all employee pension and compensation programs, plans and practices that are available generally to the Company’s senior executives.

Termination Due to Death or Disability, By Company For Cause or By Executive Without Good Reason.     If the named executive officer’s employment is terminated by reason of death or disability, by the Company for cause or by the executive without good reason, the executive will receive:

•	earned but unpaid base salary through the termination date (payable in accordance with ordinary payroll practices);

•	earned but unpaid bonus for the prior fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if other than for cause, a pro-rata portion of the bonus for the current fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	if due to death or disability, payment for any accrued and unused vacation; and

•	the continuation of benefits through the termination date, or in cases of death or disability, in accordance with the terms of the Company’s plans and policies.

The named executive officer’s employment will terminate immediately upon death. If the named executive officer has a disability during the employment period, the Company may terminate such employee by giving at least 30 days written notice of such termination. Disability is defined as:

•

if the person has elected coverage under the Company’s long-term disability plan, the person’s inability to perform the duties and obligations required by the job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of the long-term disability coverage of the Company’s plan; or

•

if the person has not elected coverage under the Company’s long-term disability plan, any medically determined physical or mental impairment by the Compensation Committee or the Company’s insurers, and acceptable to such executive, that prevents such person from performing the duties and obligations required by such person’s job for more than 90 days during any 180-day consecutive period.

“Cause” is defined as:

•

the commission of a crime of moral turpitude or a felony involving financial misconduct, moral turpitude or which has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or economic injury to the Company;

•

a dishonest or a willful act or omission that has resulted, or reasonably may result, in adverse publicity regarding such executive or the Company or demonstrable and serious economic injury to the Company; or

•

a material breach of the employment agreement or any other agreement between such executive and the Company or any of its subsidiaries or affiliates (other than as a result of a disability or other factors outside such person’s control), after notice and a reasonable opportunity to cure, if cure is possible.

“Good reason” is defined as:

•	any material breach by the Company of the employment agreement;

•

a significant diminution in the responsibilities or authority of such person which are materially inconsistent with such person’s position, except for an insubstantial and inadvertent diminution that is remedied promptly after notice or if such person is terminated for cause or disability; or

•	a significant diminution in base salary and bonus, except for general compensation reductions not limited to any particular person.

Further, the executive must notify the Company of the event qualifying for a “good reason” termination, and the Company will have failed to cure such events within 15 days, in the case of a material breach of the employment agreement, or within 30 days for any other reason.

Termination By Company Subsequent to Change in Control or Other than for Cause, Death or Disability or by Executive with Good Reason.     If the named executive officer’s employment is terminated within 30 days of a change in control or other than for cause, death or disability, or by the executive for good reason, the executive will receive:

•

severance payments equal to two times such executive’s (A) annual base salary in effect immediately prior to the event giving rise to the termination (payable in equal pro-rata installments over two years in accordance with ordinary payroll practices, but no less frequently than semi-monthly) and (B) the bonus earned for the fiscal year immediately preceding the fiscal year in which the termination event occurs (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	a pro-rata portion of the bonus for the current fiscal year (payable at the same time payment is made to participants employed through the end of the fiscal year);

•	payment for any accrued and unused vacation; and

•

continued participation in Company’s medical and dental plans at normal contribution rates, ending on the earlier of (A) the last day of the severance period or (B) until the Company ceases to be obligated to make such payments under COBRA.

A “change in control” (referred to as a “discontinuation event”) is defined as:

•

any person or group that becomes the beneficial owner of 50% or more of the voting power of the Company, except for those persons in control as of November 1, 2004, any person acting on behalf of the Company in a public equity distribution or a trustee or other fiduciary under an employee benefit plan of the Company;

•

as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing, the persons who were directors of the Company prior to the transaction will cease to be a majority of the Board of the Company or any successor to the Company or its assets; or

•

if at any time (A) the Company consolidates with or merges with any other person and the Company is not the continuing or surviving corporation, (B) any person will consolidate with or merge with the Company, the Company is the continuing or surviving corporation, and in connection therewith, all or part of the outstanding stock of the Company will be changed into or exchanged for stock or other securities of any other person or cash, (C) the Company will be party to a statutory share exchange with any other person after which the Company is a subsidiary of any other person, or (D) the Company will sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries, taken as a whole, to any person.

Confidentiality, Non-Solicit and Non-Compete.    The employment agreements also contain customary confidentiality terms, as well as non-solicitation and non-competition provisions effective until the later of (A) the second anniversary of the termination date or (B) the first anniversary of the date the executive ceases to receive any payments from the Company related to salary, bonus or severance. If the executive violates any of the foregoing, the Company’s payment obligations under the employment agreement ceases.

Change In Control/Severance Payment Table

The following table estimates the potential payments and benefits to the named executive officers upon termination of employment or a change in control, assuming such event occurred on October 31, 2010. These estimates do not reflect the actual amounts that will be paid to such persons upon such events in the future, if any, the amounts of which would only be known at the time the persons become eligible for payment and would be payable only if the specified event occurs.

The table assumes that none of the fiscal 2010 performance units are earned, and that the Committee exercises its discretion to accelerate all other unvested share-based awards as of October 31, 2010 for any termination of employment and upon a change of control (with or without termination), except in respect of terminations for cause or resignation without good reason. The table also includes the intrinsic value of all vested but unexercised options as of such date. The table reflects the intrinsic value of such acceleration or vested securities, which is (A) for each stock option, $24.37 less the exercise price, and (B) for each performance unit, $24.37. $24.37 represents the closing price of the Company’s common stock on Nasdaq on October 29, 2010. Further, the table assumes the MIP bonus was not earned for fiscal 2010.

The following items are not reflected in the table set forth below:

•	earned and unpaid salary and accrued and unused vacation through October 31, 2010, all of which is de minimis;

•	costs of COBRA or any other mandated governmental assistance program to former employees, which is de minimis; and

•	amounts outstanding under the Company’s 401(k) plan.

Change of Control and Severance Payments

(in dollars)

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Termination- Related Benefits Subtotal ($)	Intrinsic Value of Vested Options ($)	Total ($)

J. Brendan Barba

Retirement

Death

Disability

By Company (for cause)

By Executive (without good reason)

By Company (without cause)

By Executive (for good reason)

Change in Control (without termination of employment)

Change in Control (with termination of employment)

	— — — — — 4,061,994 4,061,994 — 4,061,994	1,578,689 1,578,689 1,578,689 — — 1,578,689 1,578,689 1,578,689 1,578,689	— 65,000 — — — — — — —	— — — — — 7,345 7,345 — 7,345	1,578,689 1,643,689 1,578,689 — — 5,648,028 5,648,028 1,578,689 5,648,028	753,500 753,500 753,500 — — 753,500 753,500 753,500 753,500	2,332,189 2,397,189 2,332,189 — — 6,401,528 6,401,528 2,332,189 6,401,528

Paul M. Feeney

Retirement	—	306,575	—	—	306,575	—	306,575

Death	—	306,575	65,000	—	371,575	—	371,575

Disability	—	306,575	—	—	306,575	—	306,575

By Company (for cause)	—	—	—	—	—	—	—

By Executive (without good reason)	—	—	—	—	—	—	—

By Company (without cause)	1,755,836	306,575	—	7,345	2,069,756	—	2,069,756

By Executive (for good reason)	1,755,836	306,575	—	7,345	2,069,756	—	2,069,756

Change in Control (without termination of employment)	—	306,575	—	—	306,575	—	306,575

Change in Control (with termination of employment)	1,755,836	306,575	—	7,345	2,069,756	—	2,069,756

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Termination- Related Benefits Subtotal ($)	Intrinsic Value of Vested Options ($)	Total ($)

John J. Powers

Retirement

Death

Disability

By Company (for cause)

By Executive (without good reason)

By Company (without cause)

By Executive (for good reason)

Change in Control (without termination of employment)

Change in Control (with termination employment)

	N/A — — — — 1,164,494 1,164,494 — 1,164,494	N/A 287,079 287,079 — — 287,079 287,079 287,079 287,079	N/A 100,000 — — — — — — —	N/A — — — — 7,345 7,345 — 7,345	N/A 387,079 287,079 — — 1,458,918 1,458,918 287,079 1,458,918	N/A — — — — — — — —	N/A 387,079 287,079 — — 1,458,918 1,458,918 287,079 1,458,918

David J. Cron

Retirement	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Death	—	39,967	100,000	—	139,967	60,340	200,307

Disability	—	39,967	—	—	39,967	60,340	100,307

By Company (for cause)	—	—	—	—	—	—	—

By Executive (without good reason)	—	—	—	—	—	—	—

By Company (without cause)	1,122,688	39,967	—	7,345	1,170,000	60,340	1,230,340

By Executive (for good reason)	1,122,688	39,967	—	7,345	1,170,000	60,340	1,230,340

Change in Control (without termination of employment)	—	39,967	—	—	39,967	60,340	100,307

Change in Control (with termination of employment)	1,122,688	39,967	—	7,345	1,170,000	60,340	1,230,340

Named Executive Officer	Cash Severance ($)	Acceleration of Share- Based Awards ($)	Life Insurance Proceeds ($)(1)	Miscellaneous Health Benefits ($)(2)	Termination- Related Benefits Subtotal ($)	Intrinsic Value of Vested Options ($)	Total ($)

Paul C. Vegliante

Retirement

Death

Disability

By Company (for cause)

By Executive (without good reason)

By Company (without cause)

By Executive (for good reason)

Change in Control (without termination of employment)

Change in Control (with termination of employment)

	N/A — — — — 1,058,082 1,058,082 — 1,058,082	N/A 136,472 136,472 — — 136,472 136,472 136,472 136,472	N/A 100,000 — — — — — — —	N/A — — — — 7,345 7,345 — 7,345	N/A 236,472 136,472 — — 1,201,899 1,201,899 136,472 1,201,899	N/A — — — — — — — —	N/A 236,472 136,472 — — 1,201,899 1,201,899 136,472 1,201,899

(1)	Employees receive term life insurance in the amount of their base salary, with a maximum of $100,000 until age 65, when benefits are reduced. This column excludes any supplemental benefits with premiums paid solely by the employee.

(2)	The Company pays the health benefit claims of its covered employees up to a stop loss gap and also pays a monthly administrative fee. The amounts in this column represent (A) an estimated dollar amount paid the Company per covered employee based upon the Company’s recent historical average of claims paid and (B) the administrative fee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships between Directors and Executive Officers

Messrs. Powers and Vegliante are son-in-laws of Mr. Barba. Additionally, Mr. Barba and Mr. Cron are cousins. Linda N. Guerrera, our Vice President and Controller, is the daughter-in-law of Mr. Feeney.

As of February 14, 2011, Mr. Barba and members of his immediate family owned or controlled the right to vote 1,257,784 shares of our common stock, in aggregate, representing 20.5% of our outstanding shares as of such date. We believe Mr. Barba and members of his immediate family will vote their shares of our common stock in accordance with management’s recommendations. Please note that Mr. Barba and members of his immediate family disclaim “group” status under Section 13(d) of the Exchange Act of 1934.

Related Person Transactions

Under SEC rules, a related person transaction is any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of the Company’s last completed fiscal year, and their immediate family members.

The Audit Committee is responsible for review and approval or ratification of related person transactions involving the Company or its subsidiaries to ensure there are no conflicts of interest. The Company’s Code of Conduct sets forth the Company’s written policy on procedures for reviewing and approving or ratifying potential conflicts of interests, which include related person transactions. The Code of Conduct requires officers and directors to provide full disclosure of any potential conflicts of interest to the Audit Committee, while other Company employees must provide such information to the Company’s compliance officer. Persons are encouraged to speak with the Company’s compliance officer (or, if an officer or director, to members of the Audit Committee) if there is any doubt as to whether a transaction could comprise a conflict of interest. Further, each of the Company’s officers and directors is required to complete an annual questionnaire in connection with the proxy statement for the annual meeting of stockholders, which includes questions regarding potential and ongoing related person transactions.

If a related person transaction is proposed and it involves an officer or director, the Audit Committee reviews such transaction to ensure that the Company’s involvement in such transactions is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and is in the best interests of the Company and its stockholders. The Audit Committee affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Mr. Barba’s first cousin, who is also the brother of Mr. Cron, is a principal of a company used for certain printed form requirements. We regularly use a competitive bid process regarding this work. We paid $38,784 to such vendor for services in fiscal 2010, and we paid $24,946 to such vendor for services in fiscal 2011 through February 14, 2011.

Mr. Feeney’s son-in-law, and the brother-in-law of Ms. Guerrera, is a principal of the publisher of our annual report to stockholders and certain advertising material. Competitive bids were solicited by an independent business consultant in June 2004. We paid $61,790 to such vendor for services in fiscal 2010, and we paid $18,750 to such vendor for services in fiscal 2011 through February 14, 2011.

In September 2008, Mr. Powers’ brother became the principal of a distributor who purchases product from us. Prior to such date, he was a sales representative in the FIAP Films Division of the Company from May 2002 to September 2008. We sold $542,428 of product to such distributor in fiscal 2010, and we sold $150,181 of product to such distributor in fiscal 2011 through February 14, 2011.

The brother of Ms. Guerrera, is a partner of Skadden, Arps, Slate, Meagher & Flom LLP, an entity that provides legal services to us. We paid $78,264 for legal services in fiscal 2010 and we paid $42,185 to such firm for legal services in fiscal 2011 through February 14, 2011.

Mr. Feeney’s daughter-in-law, Linda N. Guerrera, is an executive officer of the Company. Ms. Guerrera is party to an employment agreement with the Company effective November 1, 2008; the agreement is substantially identical to the existing employment agreements entered into with each of the named executive officers. In fiscal 2010, she earned $232,820 in total compensation, which consisted of a base salary of $210,019, a car allowance of $8,000, a holiday bonus of $5,000 and $9,800 contributed by the Company to her account in the 401(k) Savings and Employee Stock Ownership Plan.

Mr. Barba’s first cousin, Robert Cron, who is also the brother of Mr. Cron, is our Executive Vice President, National Accounts. In fiscal 2010, he earned $283,822 in total compensation, which consisted of a base salary of $270,022, a holiday bonus of $4,000 and $9,800 contributed by the Company to his account in the 401(k) Savings and Employee Stock Ownership Plan.

Mr. Barba’s first cousin, Mark Cron, who is also the brother of Mr. Cron, is a sales representative in our Custom Films Division. In fiscal 2010, he earned $129,305 in total compensation, which consisted of a base salary of $53,000, commission of $71,510 and $4,795 contributed by the Company to his account in the 401(k) Savings and Employee Stock Ownership Plan.

Mr. Power’s brother, Harry Powers, is a sales representative in our FIAP Division. In fiscal 2010, he earned $124,418 in total compensation, which consisted of a base salary of $87,481, commission of $36,509, and $427 contributed by the Company to his account in the 401(k) Savings and Employee Stock Ownership Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of our common stock as of February 14, 2011 by (A) each of the directors and named executive officers, (B) all of the directors and executive officers as a group, and (C) to our knowledge, beneficial owners of more than 5% of our common stock. As of February 14, 2011, there were 6,137,696 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total	Aggregate Percent of Class
Kenneth Avia	—	11,000	11,000	*
J. Brendan Barba(3)(4)	441,513	84,180	525,693	8.4
Robert T. Bell	2,000	4,000	6,000	*
Richard E. Davis	—	8,000	8,000	*
Paul M. Feeney(4)(5)	103,907	32,200	136,107	2.2
Frank P. Gallagher	2,000	7,000	9,000	*
Paul E. Gelbard	710	11,000	11,710	*
Lawrence R. Noll	5,036	2,255	7,291	*
Lee C. Stewart	—	14,000	14,000	*
John J. Powers(4)(6)	493,384	—	493,384	8.0
Paul C. Vegliante(4)(7)	416,765	—	416,765	6.8
David J. Cron	—	4,004	4,004	*
Executive officers and directors as a group (14 persons)	1,289,043	177,639	1,513,621	24.0
KSA Capital Management, LLC, et al.(8) 4 Essex Avenue, Fourth Floor Bernardsville, NJ 07924	955,267	—	955,267	15.6
JMB Capital Partners Master Fund, L.P., et al.(9) c/o Smithwood Advisers, L.P. 1999 Avenue of the Stars, Suite 2040 Los Angeles, CA 90067	613,797	—	613,797	10.0
Barclays Global Investors, NA, et al.(10) 45 Fremont Street San Francisco, CA 94105	402,481	—	402,481	6.6

*	Less than one percent.

(1)	These amounts include the following number of shares credited under our 401(k) Savings Plan and Employee Stock Ownership Plan as of February 14, 2011: Mr. Barba, 0 shares; Mr. Feeney, 0 shares; Mr. Noll, 3,978 shares; Mr. Powers, 4,390 shares; Mr. Cron, 0 shares; and Mr. Vegliante, 4,160 shares. ‘Executive officers and directors as a group’ include 17,033 shares credited under such plan.

(2)	These amounts reflect the number of shares that such holder could acquire through the exercise of stock options within 60 days of February 14, 2011.

(3)	Includes 609 shares held by Mr. Barba’s spouse in our 401(k) Savings Plan and Employee Stock Ownership Plan, as to which Mr. Barba disclaims beneficial ownership.

(4)	Includes 46,939 shares of common stock in a Grantor Retained Annuity Trust (“GRAT”) that was initially established by Mr. Barba. The trustees for the GRAT are Mr. Feeney and two daughters of Mr. Barba (who are also the spouses of Messrs. Powers and Vegliante and the co-beneficiaries of the GRAT).

(5)	Includes 5,000 shares held by Mr. Feeney’s spouse, as to which he disclaims beneficial ownership.

(6)	Includes 398,500 shares held by Mr. Powers’ wife and 22,681 shares held by Mr. Powers’ wife in trust for his minor children.

(7)	Includes 362,052 shares held by Mr. Vegliante’s wife.

(8)	Based on Schedule 13D/A (Amendment No. 4) filed with the SEC on August 9, 2010, 2010 by KSA Capital Management, LLC and Daniel Khoshaba, the managing member. In the Schedule 13D/A, all persons report shared voting and dispositive power over all of such shares.

(9)	Based on Schedule 13D filed with the SEC on September 1, 2010 by JMB Capital Partners Master Fund, L.P. (“JMB”), Smithwood Advisers, L.P., Smithwood General Partner, LLC, Smithwood Partners, LLC, and Jonathan Brooks. JMB owns the shares directly, while all other entities may be deemed to indirectly beneficially own the shares (although each such person disclaims beneficial ownership except to the extent of their pecuniary interest therein). Mr. Brooks is the managing member of Smithwood Partners, LLC, which is the general partner of JMB. Mr. Brooks is also the controlling owner and managing member of Smithwood General Partner, LLC, which is the general partner of Smithwood Advisers, L.P., JMB’s investment adviser. In the Schedule 13D, all persons report shared voting and dispositive power over all of such shares.

(10)	Based on Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. Barclays Global Investors, NA has sole power to vote 270,372 shares and sole power to dispose 270,647 shares. Barclays Global Fund Advisors has sole power to vote and dispose of 131,834 shares.

Agreements with KSA Capital Management LLC

On August 5, 2010, the Company entered into a Purchase Agreement and Amendment to Letter Agreement (the “Purchase Agreement”) with KSA Capital Management, LLC (“KSA”), KSA Capital, LLC (“KSA Capital”), certain of KSA’s affiliates (the “Sellers”) and Mr. Daniel D. Khoshaba (KSA, KSA Capital, the Sellers and Mr. Khoshaba, collectively, the “KSA Investors”).

Pursuant to the Purchase Agreement, on August 9, 2010 (the “Closing Date”), the Company purchased 400,476 shares of the Company’s common stock from Sellers for approximately $10.9 million, averaging $27.26 per share, plus brokerage commissions of approximately $8,000. The Purchase Agreement also provided for Mr. Khoshaba’s resignation from the Company’s Board of Directors, effective as of the Closing Date.

Further, the Purchase Agreement amended that Letter Agreement, dated February 12, 2010, by and among the Company and the KSA Investors. In particular, the KSA Investors agreed to continue the specified customary standstill provisions and voting agreement through the Company’s 2011 annual meeting of stockholders. Therefore, the members of the KSA Investors have agreed to vote for and publicly support and recommend the Board’s slate of nominees for director at the Company’s 2011 annual meeting. Further, the standstill provisions provide, among other things, that the KSA Investors will not, with respect to the 2011 annual meeting (a) engage in or in any way participate in a solicitation of proxies or consents with respect to the Company, (b) initiate any stockholder proposals, (c) control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company, and (d) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other person in connection with any of the foregoing. Additionally, the KSA Investors and their affiliates agreed not to purchase any additional shares of the Company’s common stock through the Company’s 2011 annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Board has determined that each of the members of the Audit Committee is independent under applicable rules and regulations of Nasdaq and the SEC. The Audit Committee operates under a written charter approved by the Board, which is reviewed annually by the Audit Committee and the Board, and is posted on the Investor Relations section of the Company’s website at www.aepinc.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting and internal control functions, to monitor compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control, and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently KPMG LLP (“KPMG”). See “Audit Committee Matters” below for a description of the Committee’s pre-approval policies regarding KPMG services. The Audit Committee further has the authority to engage independent advisors as it determines appropriate, apart from counsel or advisors hired by management. Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and compliance with applicable laws and regulations. KPMG is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.

During fiscal 2010, among other matters, the Audit Committee:

•	Reviewed and discussed with management and KPMG the unaudited quarterly financial statements included in Form 10-Qs filed with the SEC.

•	Reviewed and discussed with KPMG the overall scope and plans for its audit for fiscal 2010.

•

Reviewed and discussed with management and KPMG the audited consolidated financial statements, and KPMG’s opinion thereon, included in the Form 10-K for fiscal 2010 filed with the SEC and the fiscal 2010 annual report delivered to stockholders.

•

Reviewed and discussed with management its assessment and report, and reviewed and discussed with KPMG its opinion, on the effectiveness of the Company’s internal control over financial reporting as of October 31, 2010.

•	Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).

•

Received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence with respect to the Company, including any relationships which may impact its objectivity and independence and whether the provision of specified non-audit services is compatible with the auditors’ independence under current guidelines.

Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s annual report on Form 10-K for fiscal 2010, which was filed with the SEC on January 14, 2011.

Submitted by the Audit Committee:

    Robert T. Bell, Chairman

    Kenneth Avia

    Richard E. Davis

    Lee C. Stewart

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

In accordance with Audit Committee policy and applicable law, the Audit Committee must pre-approve all services to be provided by KPMG, including audit services, audit-related services, tax services and other services. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of KPMG. Generally, the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope of work and subject to a specific budget. In other cases, the chair of the Audit Committee may pre-approve such services between committee meetings pursuant to delegated authority from the Audit Committee; the chair then communicates such pre-approvals to the full Audit Committee at the next regularly scheduled meeting.

KPMG Fees

The following table sets forth the fees we were billed for audit and other services provided by KPMG in fiscal 2010 and 2009. All of such services described below were approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	Fiscal 2010 ($)	Fiscal 2009 ($)
Audit Fees(1)	1,193,780	1,263,191
Audit-Related Fees(2)	35,253	36,485
Tax Fees(3)	2,920	6,107

Total Fees	1,231,953	1,305,783

(1)	Audit fees in fiscal 2010 and 2009 consisted of fees related to the annual audit of our financial statements including quarterly reviews and the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees in fiscal 2010 and 2009 consisted of fees for audits of the financial statements of certain employee benefit plans.

(3)	Tax fees in fiscal 2010 and 2009 consisted of fees for tax consultation and tax compliance services.

PROPOSAL NO. 2—

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. In January 2011, the Audit Committee reappointed KPMG to be our independent registered public accounting firm for fiscal 2011.

As the Audit Committee has responsibility for the appointment of our independent registered public accounting firm, your ratification of the appointment of KPMG is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year, although it has no current intent to do so.

Representatives of KPMG will attend the meeting, will make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2011.

PROPOSAL NO. 3 —

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board of Directors proposes that stockholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our stockholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of such persons with stockholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased stockholder value. We believe our executive officer compensation programs also are structured appropriately to support our Company and business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Compensation Discussion and Analysis,” beginning on page 18, and the named executive officer compensation tables, beginning on page 32, for additional details about our named executive officer compensation program, including information about the target and earned compensation of our named executive officers in fiscal 2010.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. We value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC.

PROPOSAL NO. 4—

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 3 included on page 50 of this proxy statement. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote be held on named executive officer compensation once every one, two, or three years.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years (triennially). We believe that this frequency is appropriate for a number of reasons, including:

•	our compensation programs do not change significantly from year to year and we seek to be consistent;

•

we believe our compensation program for named executive officers does not contain any significant risks that might be of concern to our stockholders, as confirmed by a review performed by the Compensation Committee together with management;

•	a longer frequency is consistent with long-term compensation objectives to reward and incentivize long-term performance; and

•

we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our Compensation Committee and the Board to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the current year, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon and to review our named executive officers’ compensation over the past three fiscal years.

The Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs have typically not changed materially from year-to-year and are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Stockholders are not voting to approve or disapprove the Board’s recommendation. You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that you vote to conduct future advisory votes on named executive officer compensation once every three years.

ADDITIONAL INFORMATION

Equity Compensation Plans

The following table sets forth certain information as of October 31, 2010 concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	387,599	(1)	$22.87	(2)	585,534	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	387,599		$22.87		585,534

(1)	Consists of (a) 151,409 outstanding options for our common stock under the 1995 Stock Option Plan, (b) 75,400 outstanding options for our common stock under the 2005 Stock Option Plan and (c) 160,790 outstanding performance units under the our 2005 Stock Option Plan. Upon vesting of each performance unit, employees have the option to receive one share of the Company’s common stock or the equivalent cash value or a combination of both. This column assumes the forfeit of performance units granted for the 2010 performance period and the election by all employees to receive common stock upon the vesting of the performance units. However, in January and February 2011, many employees elected to receive cash in lieu of common stock upon vesting of performance units on such date and therefore the number of performance units included in the table overstates the expected dilution by such amount.

(2)	Excludes performance units, which have no exercise price.

(3)	Consists of shares of common stock that may be issued pursuant to stock options, performance units and other equity awards under our 2005 Stock Option Plan. No additional options may be issued under the 1995 Stock Option Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by the directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in fiscal 2010, except that KSA Capital Management, LLC and Daniel Khoshaba, joint filers, filed four late Form 4s with an aggregate of 63 open market purchase transactions not reported on a timely basis.

Availability of Fiscal 2010 Annual Report to Stockholders

SEC rules require us to provide a copy of our fiscal 2010 annual report to stockholders who receive this proxy statement. Our fiscal 2010 annual report to stockholders includes our annual report on Form 10-K for fiscal 2010 (including certain exhibits). We will also provide copies of our fiscal 2010 annual report to stockholders to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the fiscal 2010 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for fiscal 2010) are available to stockholders at no charge upon written request to: Investor Relations, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606 or in the Investor Relations section of our website at www.aepinc.com.

Requirements for Submission of Stockholder Proposals and Nominations for 2012 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2012 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Corporate Secretary, AEP Industries Inc., 125 Phillips Avenue, South Hackensack, NJ 07606) by the close of business on October 27, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2012 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days nor more than 120 days before the first anniversary of the date of the 2011 annual meeting. Therefore, such notice must be received between December 14, 2011 and the close of business on January 13, 2012 to be considered timely. However, if our 2012 annual meeting occurs more than 30 days before or 60 days after April 12, 2012, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2012 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2012 annual meeting, and (B) not earlier than the 120th day prior to the 2012 annual meeting.

The above-mentioned proposals must also be in compliance with our By-Laws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our By-Laws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Solicitation by Board; Expenses

We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested banks, brokers and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so. In addition, our directors, officers and regular employees may solicit proxies by mail, telephone, facsimile or in person, but they will not receive any additional compensation for such work.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 12, 2011

The 2011 proxy statement and fiscal 2010 annual report are available at https://materials.proxyvote.com/001031.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

James B. Rafferty
Vice President, Treasurer and Secretary
February 24, 2011

☐ ■

AEP INDUSTRIES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 12, 2011

The undersigned, a stockholder of AEP INDUSTRIES INC., hereby appoints Paul M. Feeney and James B. Rafferty, and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 12, 2011, at 10:00 A.M., local time, or any postponements or adjournments thereof.

The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the listed matters, and in their discretion, on any other matters which may properly come before the meeting or any postponement or adjournment thereof.

(Continued on reverse side.)

■	14475	■

ANNUAL MEETING OF STOCKHOLDERS OF

AEP INDUSTRIES INC.

April 12, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and annual report

are available at https://materials.proxyvote.com/001031

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

ê   Please detach along perforated line and mail in the envelope provided.  ê

■ 20230304000000000000    6                                                                                  041211

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1, 2 AND 3

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR 3 YEARS ON ITEM 4

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Election of Class A Directors:		2. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2011.		☐	☐	☐

☐ FOR ALL NOMINEES	NOMINEES: O Kenneth Avia O Lawrence R. Noll	3. To approve, by non-binding vote, executive compensation.		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		4. To recommend, by non-binding vote, the frequency of holding an advisory vote on executive compensation.	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
☐ FOR ALL EXCEPT (See instructions below)		Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The shares represented by this Proxy will be voted as directed. If no direction is indicated as to Items 1, 2, 3 or 4: (i) if the shares are subject to the AEP Industries Inc. 401(k) and Employee Stock Ownership Plan, the shares will not be voted for such Item(s), and (ii) if the shares are otherwise owned, the shares will be voted as the Board recommends, as noted above.

Electronic Access to Future Documents

If you would like to receive future shareholder communications via e-mail exclusively and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signing as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signing as a partnership, please sign in partnership name by authorized person.	■